Exhibit 99.5

GETCO Holding Company, LLC and Subsidiaries

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income (unaudited)

	Three months ended June 30		Six months ended June 30
(in thousands except for per unit data)	2013	2012	2013	2012
	(Restated)	(Restated)	(Restated)	(Restated)
Revenues
Trading gains and losses, net	$127,176	$141,714	$239,661	$294,935
Interest and dividends, net	582	(809)	546	(967)
Loss from investments, net	(9,184)	-	(8,817)	-
Other (loss) income, net	(457)	211	(421)	730

Total revenues	118,117	141,116	230,969	294,698

Expenses
Employee compensation and related benefits	76,141	39,571	108,761	81,121
Regulatory, exchange and execution fees	45,950	52,587	86,908	102,390
Colocation and data line expenses	20,365	21,750	40,041	42,719
Professional fees	23,230	4,046	30,264	8,669
Depreciation and amortization	7,746	7,728	15,913	19,606
Occupancy, communication, and office	4,239	3,848	8,184	7,535
Restructuring costs and lease loss	1,074	-	3,697	-
Travel and entertainment	1,645	2,754	3,031	5,799
Computer supplies and maintenance	882	1,190	1,832	2,592
Order flow expense	806	675	1,701	1,470
Interest expense on corporate borrowings and capital lease obligations	2,172	531	2,645	1,296
Other expenses	10,578	404	12,008	1,189

Total expenses	194,828	135,084	314,985	274,386

(Loss) income before income taxes	(76,711)	6,032	(84,016)	20,312
Provision for income taxes	3,315	2,279	5,289	5,563

Net (loss) income	$(80,026)	$3,753	$(89,305)	$14,749

Net (loss) income allocated to preferred and participating units	$(21,565)	$278	$(21,565)	$1,137

Net (loss) income available to common units	$(58,461)	$3,475	$(67,740)	$13,612

Basic (loss) earnings per common unit	$(7.25)	$0.39	$(8.41)	$1.52

Weighted average common units outstanding	8,066	8,900	8,055	8,951

Other comprehensive income:
Unrealized (losses) gains on available for sale securities	$(7,394)	$-	$4,550	$-

Cumulative translation adjustment	(487)	-	(403)	-

Total other comprehensive (loss) income	$(7,881)	$-	$4,147	$-

Total comprehensive (loss) income attributable to members	$(87,907)	$3,753	$(85,158)	$14,749

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Financial Condition (unaudited)

	June 30, 2013	December 31, 2012
(in thousands)	(Restated)	(Restated)
Assets
Cash and cash equivalents	$466,502	$427,631
Restricted cash and cash equivalents	308,081	-
Receivables from exchanges	20,259	11,544
Receivables from clearing brokers and clearing organizations	290,038	85,282
Deposits with clearing organizations and exchanges	40,394	43,245
Securities and options owned, at fair value:
Equity securities	434,308	381,991
Listed equity options	111,587	92,305
Debt securities	21,455	183,637

Total securities and options owned, at fair value	567,350	657,933
Securities borrowed	97,123	55,141
Exchange memberships, at cost (fair value $5,557 and $5,042 at June 30, 2013 and December 31, 2012, respectively)	6,267	6,267
Investments	240,854	245,398
Intangibles and goodwill, net of amortization	48,009	50,768
Fixed assets and leasehold improvements, net	81,357	83,341
Other receivables and other assets	28,140	20,986

Total assets	$2,194,374	$1,687,536

Liabilities, Redeemable Preferred Member’s Equity and Members’ Equity
Securities and options sold, not yet purchased, at fair value:
Equity securities	645,700	$423,740
Listed equity options	80,496	69,757
Debt securities	16,465	19,056

Total securities and options sold, not yet purchased, at fair value	742,661	512,553
Payables to clearing brokers and clearing organizations	34,101	24,185
Compensation payable	39,140	30,197
Capital lease obligation	15,466	24,191
Notes payable	320,000	15,000
Accounts payable and accrued expenses	137,826	115,492
Distributions payable	2,136	107

Total liabilities	1,291,330	721,725

Redeemable preferred member’s equity	289,574	311,139

Members’ equity	613,470	654,672

Total liabilities, redeemable preferred member’s equity and members’ equity	$2,194,374	$1,687,536

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Changes in Redeemable Preferred Member’s Equity and Members’ Equity (unaudited and restated)

	Redeemable Preferred Member’s Equity	Unrestricted Members’ Equity	Unrecognized Compensation	Other Comprehensive Income	Total Members’ Equity
Balance at December 31, 2012	$311,139	$559,292	$(18,939)	$114,319	$654,672

Contributions	-	11,339	18,939	-	30,278

Repurchase of membership interests	-	(5,833)	-	-	(5,833)

Distributions	-	(2,054)	-	-	(2,054)

Net (loss) income	-	(89,305)	-	4,147	(85,158)

Modification of redemption value	(21,565)	21,565	-	-	21,565

Balance at June 30, 2013	$289,574	$495,004	$-	$118,466	$613,470

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Six months ended June 30,
(in thousands)	2013	2012
	(Restated)
Cash flows from operating activities
Net (loss) income	$(89,305)	$14,749
Adjustments to reconcile net (loss) income to net cash (used in)/provided by operating activities:
Loss from investments, net	8,817	-
Amortization of debt issuance costs	473	49
Impairment of fixed assets due to restructuring	3,697	-
Unit award compensation	26,960	3,858
Depreciation and amortization	15,913	19,606
Changes in operating assets and liabilities:
Receivables from exchanges	(8,865)	(2,176)
Receivables from/payables to clearing brokers and clearing organizations, net	(194,840)	(309,122)
Deposits with clearing organizations and exchanges	2,851	20,711
Securities and options owned and sold, not yet purchased, net	320,691	475,480
Securities borrowed	(41,982)	(131,081)
Other receivables and other assets	(395)	4,473
Compensation payable	8,943	(18,667)
Accounts payable and accrued expenses	38,325	(5,931)

Net cash provided by operating activities	91,283	71,949

Cash flows from investing activities
Proceeds from sale of exchange memberships	774	-
Purchase of fixed assets and leasehold improvements	(12,396)	(20,011)
Purchase of investments	-	(1,273)
Proceeds from investment distribution	427	573

Net cash used in investing activities	(11,195)	(20,711)

Cash flows from financing activities
Borrowings under secured credit facility	25,000	-
Repayment of secured credit facility borrowings	(25,000)	-
Proceeds from issuance of senior secured notes, net of issuance costs	296,994	-
Cash held under restrictions	(308,081)	-
Borrowings from capital lease obligations	-	9,895
Principal payments on capital lease obligations	(8,725)	(10,840)
Members’ distributions	-	(25,523)
Repurchase of members’ interest	(21,002)	(6,851)

Net cash used in financing activities	(40,814)	(33,319)

Effect of exchange rate on cash and cash equivalents	(403)	-

Net (decrease) increase in cash and cash equivalents	38,871	17,919
Cash and cash equivalents
Beginning of period	$427,631	$607,689

End of period	$466,502	$625,608

Supplemental disclosure of cash flow information
Cash paid for interest	$3,950	$3,406
Cash paid for income taxes	6,197	13,196
Non-cash transactions - unrecognized compensation	18,939	19,511

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

1.	Organization and Description of the Business (Restated)

Nature of Operations and Organization

The Company’s primary business is a proprietary trading business that involves both buying and selling securities to provide two-sided markets on exchanges around the world. The Company supplies liquidity to allow investors to immediately transfer securities positions. As of June 30, 2013, GETCO Holding Company, LLC (“GHC”) was governed by the Fifth Amended and Restated Limited Liability Company Operating Agreement dated June 30, 2012 (the “LLC Agreement”). GHC had two managing members that jointly had power and authority to carry out management responsibilities and control the day-to-day operations of GHC. In connection with completion of the Mergers (as defined in Note 2 herein) and GHC becoming a subsidiary of KCG Holdings, Inc. (“KCG”), GHC amended and restated the LLC Agreement as of July 1, 2013 and adopted the Sixth Amended and Restated Limited Liability Company Operating Agreement.

Operating Segments

The Company has three operating segments – Market Making, Execution Services and Corporate and Other. The operating segments are determined based on the products and services provided as well as the markets and customers that they serve and they reflect the manner in which the business is managed. As of June 30, 2013, the Company’s operating segments comprised the following:

Market Making

The Market Making segment principally consists of market making in securities such as global equities, futures, options, fixed income, commodities, and foreign currencies. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily consists of non-client electronic market making activities in which the Company operates as a market maker in securities quoted and traded on the NASDAQ Stock Market (“NASDAQ”); the over-the-counter (“OTC”) market for the New York Stock Exchange (“NYSE”), NYSE Amex Equities, NYSE Arca listed securities; Chicago Mercantile Exchange (“CME”), Chicago Board Options Exchange, and several other exchanges primarily located throughout Europe and Asia. The segment provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE. Through the Market Making segment, the Company trades securities, using its own capital, and, with the intent of generating trading revenue.

Execution Services

The Execution Services segment offers clients access to markets and self-directed trading via its electronic agency-based platforms. In contrast to Market Making, the businesses within this segment generally act as agents to execute transactions and earn commissions. This segment also provides institutions with access to a customizable suite of trading tools which are built to capture advantages across markets.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Restatements

The Company is restating previously reported Consolidated Statements of Financial Condition, Consolidated Statements of Changes in Members’ Equity and Consolidated Statements of Comprehensive (Loss) Income as of June 30, 2013 and December 31, 2012 and for the three and six months ended June 30, 2013 and 2012 contained in a Form 8-K filed on August 9, 2013 by KCG Holdings, Inc. The Consolidated Statements of Financial Condition and Consolidated Statements of Changes in Members’ Equity are being restated to correct an error in the classification of redeemable preferred equity interests which had been incorrectly reported within Members’ Equity. These preferred interests could have been redeemed by its holder in certain circumstances outside of the control of the Company so they have been reclassified as mezzanine equity instead of a component of Members’ Equity. The impact is an increase Redeemable Preferred Member’s Equity and a decrease in Members’ Equity of $289.6 million at June 30, 2013 and $311.1 million at December 31, 2012.

The Company’s Consolidated Statements of Comprehensive (Loss) Income for the three and six months ended June 30 2013 are being restated to include a noncash compensation charge of $7.1 million relating to the conversion of GHC units into shares of KCG as a result of the Mergers. Certain significant owners of GHC units agreed to a conversion ratio into KCG shares in the Mergers that was less favorable than the conversion ratio to which they were contractually entitled. The intended effect of the agreement increased the merger conversion ratio of other owners, some of whom were employees of the Company at the time of the Mergers. This variation of conversion ratios is treated as a capital contribution of $7.1 million by the significant owners who received a less favorable conversion ratio and $7.1 million of noncash compensation to the employees who received a more favorable exchange ratio. The Company’s Consolidated Statements of Comprehensive (Loss) Income for the three and six months ended June 30 2013 and Consolidated Statement of Cash Flows for the six months ended June 30, 2013 are being restated to include a noncash compensation charge of $7.1 million as result of this error. The Company’s Consolidated Statement of Changes in Members’ Equity for the six months ended June 30, 2013 are also being restated to reflect an additional $7.1 million capital contribution. As a result of these errors, the Company’s disclosures were impacted as follows:

Consolidated Statements of Financial Condition and Changes in Redeemable Preferred Member’s Equity and Members’ Equity

	June 30, 2013		December 31, 2012
	As Restated	As Reported	As Restated	As Reported
Redeemable preferred Member’s equity	$289,574	$-	$311,139	$-
Members’ equity	$613,470	$903,044	$654,672	$965,811

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Consolidated Statements of Comprehensive Income	Three months ended June 30, 2013		Three months ended June 30, 2012		Six months ended June 30, 2013		Six months ended June 30, 2012
	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported
Employee compensation and benefits	$76,141	$69,041	$39,571	$39,571	$108,761	$101,661	$81,121	$81,121
(Loss) income allocated to preferred and participating units	$(21,565)	(20,775)	$278	1,200	$(21,565)	(23,430)	$1,137	4,439
Net income available to common unitholders	$(58,461)	(52,151)	$3,475	2,553	$(67,740)	(58,775)	$13,612	10,310
(Loss) earnings per common unitholder	$(7.25)	$(6.47)	$0.39	$0.29	$(8.41)	$(7.30)	$1.52	$1.15

In connection with the restatements, the Company made changes to Note 12 “Redeemable Preferred Member’s Equity and Members Equity”, Note 15 “Earnings Per Unit” and Note 16 “Segment Reporting.”

Basis of Presentation

GHC was organized in the State of Delaware on October 16, 2002 as a limited liability company. The consolidated financial statements include the accounts of GHC and its wholly owned subsidiaries, including GETCO, LLC (“Getco”), OCTEG, LLC (“Octeg”), GETCO Execution Services (“GES”) and GETCO Securities, LLC (“GTS”). Getco is an active clearing member of the CME. Octeg, GES and GTS are registered broker-dealers with the Securities and Exchange Commission (the “SEC”). GETCO Europe Limited (“GEL”) and Automat Limited (“AT”) are registered with the Financial Conduct Authority in the United Kingdom. GETCO Execution Services Limited (“GESL”) is a nonregistered intermediary in the United Kingdom. GETCO Asia Pte. Ltd. (“GAL”) is a nonregistered trading firm in Singapore. GETCO Asia Hong Kong Ltd. (“GAHK”) was established in August of 2011 as a subsidiary of GES and, in 2012, GAHK became a registered trading firm with the Securities and Futures Commission (“SFC”) in Hong Kong. On March 25, 2013 the Company decided to close its office in Hong Kong and withdraw its membership from SFC. The impact on earnings, related to this office closure, is included in restructuring costs and lease loss in the Consolidated Statements of Comprehensive (Loss) Income. GETCO Australia Pty. Ltd. (“GAUS”) is a registered trading firm with the Australian Securities and Investments Commission (“ASIC”) in Australia. GAUS is a subsidiary of GAL. Global Colocation Services, LLC (“GCO”), a wholly owned subsidiary of GHC, provides network services to the group and is located primarily in the United States. GEL, AT and GAL are also wholly owned subsidiaries of GHC. The primary operating subsidiaries of GHC are Getco, Octeg, GEL, GES, GTS, GAL, GCO and AT.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Consolidation

These unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. All material intercompany accounts and transactions have been eliminated in consolidation.

Redeemable Preferred Member’s Equity

On May 10, 2007, the Company entered into an agreement with GA-GTCO LLC to sell a 21.875% voting interest in the Company. As a result, the Company issued Class P units to GA-GTCO LLC, which have voting rights and preferential rights in liquidation, which provide that these units may be redeemed at initial cost less any distributions to date, as defined. GA-GTCO LLC may redeem their P units during the 45-day period following each of the sixth, eighth and tenth anniversary, provided that a Liquidity Event has not occurred prior, GA-GTCO LLC may request that the Company, at the Company’s option , either (i) completes an IPO, (ii) completes a sale of the Class P Units, or (iii) redeems the Class P Units at the greater of (a) fair market value, and (b) the Class P Unit liquidation preference. Class P units are recorded in mezzanine equity at their redemption value.

Membership Unit-Based Compensation

The Company follows ASC 718 Compensation - Stock Compensation (“ASC 718”) to account for employee member unit-based compensation. ASC 718 requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with limited exceptions. The Company has unit-based payment programs as part of its incentive program. The details of the specific plans are outlined in Note 13 Membership Unit Award Plan and Incentive Unit Plan.

Accounting Standards Updates

Recently adopted accounting guidance

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting agreements. The new disclosures are required for reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued an ASU that requires additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present either on the face of the income statement or in the notes to the financial statements; the effects on the specific line items of the income statement for amounts reclassified out of accumulated other comprehensive income. This ASU is effective for reporting periods beginning after December 15, 2012. The adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Recent accounting guidance to be adopted in future periods

In March 2013, the FASB issued an ASU concerning parent’s accounting for the cumulative translation adjustment upon recognition of certain subsidiaries of groups of assets within a foreign entity or of an investment in a foreign entity. This ASU provides for the release of the cumulative translation adjustment into net income when a parent sells a part or all of its investment within a foreign entity, no longer holds a controlling interest in an investment in a foreign entity or obtains control of an investment in a foreign entity that was previously recognized as an equity method investment. This ASU is effective for reporting periods beginning after December 15, 2013, however early adoption is permitted. We are evaluating the impact of this ASU on the consolidated financial statements.

In July 2013, the FASB issued an ASU to clarify the financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU requires entities to present an unrecognized tax benefit as a reduction of a deferred tax asset for a NOL carryforward whenever the NOL or tax credit carryforward would be available to reduce the additional taxable income or tax due if the tax position is disallowed. The ASU is required for reporting periods after December 31, 2013. Upon adoption, entities are required to apply the provisions of the ASU prospectively for all unrecognized tax benefits that exist at the adoption date, however, the ASU also indicates that retrospective application is permitted. The Company is currently evaluating the impact that such adoption will have on its consolidated financial statements.

2.	Merger with Knight and formation of KCG Holdings Inc.

Background

On December 19, 2012, Knight Capital Group Inc. (“Knight”), GHC and GA-GTCO, LLC (“GA-GTCO”) entered into an agreement and plan of merger (as amended on April 15, 2013 (the “Merger Agreement”) for a strategic business combination, pursuant to which Knight merged with and into Knight Acquisition Corp (the “Knight Merger”), GHC merged with and into GETCO Acquisition, LLC (the “GETCO Merger”) and GA-GTCO Acquisition, LLC merged with and into GA-GTCO (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”). The Mergers were approved by the shareholders of Knight and the unit holders of GHC at special meetings held on June 25, 2013, and the Mergers were completed on July 1, 2013. As a result of the Mergers, Knight and GHC each became wholly owned subsidiaries of KCG.

Pursuant to the Merger Agreement, upon completion of the Knight Merger, subject to proration and certain specified exceptions, each outstanding share of Knight Class A common stock, par value $0.01 per share (“Knight Common Stock”) was converted into the right to elect to receive either $3.75 per share in cash or one third of a share of KCG Class A common stock, par value $0.01 per share (“KCG Class A Common Stock”). Pursuant to the proration procedures provided in the Merger Agreement and taking into account the waiver by Jefferies LLC, Knight’s largest shareholder before the Knight Merger, of its right to receive cash consideration with respect to certain of its shares, former Knight shareholders eligible for election received (in the aggregate) a cash payment of approximately $720,000.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Upon completion of the GETCO Merger, GETCO Class A, Class B and Class P units received shares of KCG Class A Common Stock and warrants (“KCG Warrants”) to acquire shares of KCG Class A Common Stock, in each case, based on the ratios set forth below:

GETCO Unitholder	Number of shares of KCG Class A Common Stock to be issued per unit, upon completion of the Mergers	Number of warrants to be issued per unit, upon completion of the Mergers
GA-GTCO and/or its affiliates	8.260763827 shares of KCG Class A Common Stock per GETCO unit	2.832794484 warrants per GETCO unit
Daniel V. Tierney and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
Stephen Schuler and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
All other holders of Class A units and Class B units	5.914567307 shares of KCG Class A Common Stock per GETCO Class A or Class B unit	2.028232981 warrants per GETCO Class A or Class B unit

Upon completion of the GA-GTCO Merger, GA-GTCO Interholdco, LLC (the parent of GA-GTCO) received shares of KCG Class A Common Stock and KCG Warrants, in accordance with the ratios set forth above. Additionally, pursuant to an equity commitment letter, GA-GTCO provided GETCO with $55,000 of equity financing prior to the Mergers and was issued Class B units in return, which in the Mergers were exchanged for 4,888,889 shares of KCG Class A Common Stock.

After taking into account the election results and the proration described above, 116.8 million shares (including unvested RSUs) of KCG Common Stock were outstanding as of July 1, 2013. In addition, as of July 1, 2013 warrants to purchase approximately 24.3 million shares of KCG Class A common stock were outstanding.

Accounting Treatment of the Mergers

The Mergers are accounted for as a purchase of Knight by the Company under accounting principles generally accepted in the United States of America (“GAAP”). Under the purchase method of accounting, the assets and liabilities of Knight will be recorded, as of completion of the Mergers, at their respective fair values and added to the carrying value of the Company’s existing assets and liabilities. The reported financial condition and results of operations of KCG going forward will reflect the Company’s and Knight’s balances and results after completion of the Mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of Knight. Going forward, the earnings of the combined company will reflect purchase accounting adjustments, including revised amortization and depreciation expense for acquired assets.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

As a result of the Mergers, the Company incurred certain expenses in the second quarter of 2013. Given the Mergers were substantially complete as of the close of business on June 30, 2013, the Company recorded these merger-related expenses in the period ended June 30, 2013. These expenses primarily included success-based professional fees and accelerated unit award vesting. The unit award vesting was accelerated due to the capital event provisions that were triggered by the Mergers.

3.	Summary of Significant Accounting Policies

The accompanying unaudited interim financial statements have been prepared in accordance with the accounting policies described in the financial statements and related notes for the year ended December 31, 2012 (“2012 Financial Statements”) included in the 8-K filed by KCG on July 1, 2013 and should be read in conjunction with such financial statements and related notes. The December 31, 2012 consolidated statement of financial condition included in these interim financial statements was derived from the audited 2012 Financial Statements, but does not include all the disclosures required by GAAP. The following notes to these interim financial statements highlight significant changes to the notes included in the 2012 Financial Statements and present interim disclosures as required by the SEC. In order to conform with GAAP, the Company, in preparing its financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of June 30, 2013 and December 31, 2012, and the reported amounts of revenues and expenses for the three months ended and six months ended June 30, 2013 and 2012. Actual results could differ from those estimates.

4.	Fair Value of Financial Instruments

ASC 820-10 Fair Value and Disclosures (“ASC 820-10”) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy under ASC 820-10 are as follows:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access, which does not require significant managerial judgment.

Level 2	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company deems the best observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

financial instrument within the hierarchy is based upon this pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument. The more transparent the market value of the asset will dictate the Company’s assessment of the level that the asset is placed in the hierarchy.

Securities and options whose values are based on quoted market prices in active markets, and are therefore classified within Level 1 include active listed equities, certain U.S. government and sovereign obligations and the Company’s available for sale holdings of common shares of Knight. Prior to February 28, 2013 the Company invested in Series A-1 Cumulative Perpetual Convertible Preferred Stock (“Preferred Shares”) of Knight. The value of the Preferred Shares was determined using the quoted price of the Knight Common Stock multiplied by the common stock equivalent of the Preferred Shares as defined in the share agreement. The Company has assessed that this investment met the requirements of a Level 1 asset since the price is transparent and the conversion of common stock is in the control of the Company.

Money market instruments included in cash and cash equivalents on the consolidated statements of financial condition are classified within Level 1. Fair value for money market instruments is based upon published net asset values.

Securities and options that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs, are classified within Level 2.

Level 3 instruments held by the Company include Depository Trust Clearing Corporation common shares required to ensure status as a clearing member, and preferred shares held as part of a joint back office account agreement with one of the Company’s clearing brokers. These securities do not have active markets and do not have comparable marketable securities. Currently, we believe that the price originally paid for the shares approximates fair value of the stock given the recent purchase of these shares and the closed nature of the investment.

There were no transfers between Levels 1, 2 and 3 during the periods ended June 30, 2013 or December 31, 2012.

The following table presents the financial instruments carried on the consolidated statements of financial condition by level within the valuation hierarchy as of June 30, 2013 and December 31, 2012.

	Balance Sheet Classification	Assets at Fair Value as of June 30, 2013
Asset Category		Level 1	Level 2	Level 3	Total
Money market securities	A	$123,383	$-	$-	$123,383
United States government obligations on deposit with exchanges	B	6,748	-	-	6,748
Corporate debt securities	C	21,455	-	-	21,455
Swaps and forwards	G	-	991	-	991
Futures	G	(1,348)	-	-	(1,348)
Options	C	111,587	-	-	111,587
Equity securities*	C	637,710	-	780	638,490

Total		$899,535	$991	$780	$901,306

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Liability Category	Balance Sheet Classification	Liabilities at Fair Value as of June 30, 2013
		Level 1	Level 2	Level 3	Total
Swaps and forwards	F	$-	$13	$-	$13
Debt securities	D	16,465	-	-	16,465
Options	D	80,496	-	-	80,496
Equity securities	D	645,700	-	-	645,700

Total		$742,661	$13	$-	$742,674

Asset Category	Balance Sheet Classification	Assets at Fair Value as of December 31, 2012
		Level 1	Level 2	Level 3	Total
Money market securities	A	$296,065	$-	$-	$296,065
United States government obligations on deposit with exchanges	B	7,147	-	-	7,147
Preferred stock	E	199,632	-	-	199,632
Corporate debt securities	C	68,765	-	-	68,765
Mutual funds - bond funds	C	114,872	-	-	114,872
Swaps and forwards	G	-	570	-	570
Futures	G	(1,115)	-	-	(1,115)
Options	C	92,305	-	-	92,305
Equity securities	C	381,218	-	773	381,991

Total		$1,158,889	$570	$773	$1,160,232

Liability Category	Balance Sheet Classification	Liabilities at Fair Value as of December 31, 2012
		Level 1	Level 2	Level 3	Total
Swaps and forwards	F	$-	$110	$-	$110
Debt securities	D	19,056	-	-	19,056
Options	D	69,757	-	-	69,757
Equity securities	D	423,740	-	-	423,740

Total		$512,553	$110	$-	$512,663

A.	Cash and cash equivalents
B.	Deposits with clearing organizations and exchanges
C.	Securities and options owned, at fair value
D.	Securities and options sold, not yet purchased, at fair value
E.	Investments
F.	Accounts payable and accrued expenses
G.	Receivables from clearing brokers and clearing organizations

* Level 1 equity securities includes common shares of Knight valued at $204,182 which are included in investments on the consolidated statements of financial condition.

The following table includes a roll forward of the amounts for the periods ended June 30, 2013 and December 31, 2012 for investments classified within Level 3.

Fair Value Measurement using Level 3 inputs

Balance at December 31, 2011	$600
Purchases of equity	173

Balance at December 31, 2012	$773
Purchases of equity	7

Balance at June 30, 2013	$780

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Effective January 1, 2013, the Company adopted the amended disclosure guidance about offsetting certain assets and liabilities, which required additional information about derivative instruments, repurchase agreements and securities borrowing and securities lending transactions. For financial statement purposes, the Company does not offset derivative instruments, any repurchase agreements or securities borrowing transactions. For the period ended June 30, 2013, the Company did not participate in securities loaned transactions. The Company’s derivative instruments, repurchase agreements and securities borrowing transactions are transacted under master agreements that are widely used by counterparties and that may allow for net settlements of payments in the normal course as well as offsetting of all contracts with a given counterparty in the event of bankruptcy or default of one of the two parties to the transactions; therefore, all of these transactions are presented in the amended disclosures. The gross amounts of assets and liabilities subject to netting and gross amounts offset in the consolidated statements of financial condition were as follows:

	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
June 30, 2013
Assets:
Deposits paid for securities borrowed	$90,597	$-	$90,597	$86,442	$-	$4,155
Derivative assets	111,587	-	111,587	-	-	111,587

Total	$202,184	$-	$202,184	$86,442	$-	$115,742
Liabilities:
Derivative liabilities	$80,496	$-	$80,496	$-	$1,026	$79,470

Total	$80,496	$-	$80,496	$-	$1,026	$79,470

December 31, 2012
Assets:
Deposits paid for securities borrowed	$52,261	$-	$52,261	$50,717	$-	$1,544
Listed equity options	92,305	-	92,305	-	-	92,305

Total	$144,566	$-	$144,566	$50,717	$-	$93,849
Liabilities:
Listed equity options	$69,757	$-	$69,757	$-	$1,393	$68,364

Total	$69,757	$-	$69,757	$-	$1,393	$68,364

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

5.	Investments

Below is a schedule of the strategic investments as of June 30, 2013 and December 31, 2012 and loss from investments for the three months ended and six months ended June 30, 2013 and 2012:

	June 30, 2013	December 31, 2012
Strategic Investments at Cost:
Investments in exchanges	$35,531	$44,625
Investments in other companies	1,141	1,141

	36,672	45,766
Investments Available for Sale:
Investment in Knight	204,182	199,632

Total Investments	$240,854	$245,398

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Dividends received from strategic investments	$-	$-	$91	$-
Impairment of strategic investments	(9,184)	-	(9,184)	-
Preferred dividend from Knight	-	-	276	-

Total loss on investments	$(9,184)	$-	$(8,817)	$-

Impairment Charges

The impairment charges for investments are calculated as the difference between the carrying value of the investments and the estimated fair value. The impairment charges recorded during the six months ended June 30, 2013 were triggered by the proposed repurchase of an investment by the majority shareholder and the cessation of a trading relationship by the Company with an investment.

The accounting guidance for the fair value measurement provisions for the impairment of investments establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table presents information about the Company’s strategic investments that were measured at fair value on a non-recurring basis during the six months ended June 30,

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

2013. The table indicates the fair value hierarchy of the valuation techniques we utilized to determine fair value.

		Fair Value Measurements on a Non-Recurring Basis
Description	Six Months Ended June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Impairment
Investment in Exchange	$3,127	$-	$-	$3,127	$(7,184)
Investment in Exchange	-	-	-	-	(2,000)

					$(9,184)

The following table presents quantitative information about the Level 3 fair value measurements at June 30, 2013.

Quantitative Information about Level 3 Fair Value Measurements:
Description	Fair value at June 30, 2013	Valuation technique	Unobservable Inputs	Range
Investment in Exchange	$3,127	3rd Party Pricing	(A)	N/A

Investment in Exchange	$-	Discounted Cash Flow	(B)	N/A

(A) Based on purchase offer from the majority shareholder

(B) Based on projected trading volumes and negative cash flows

6.	Notes Payable

On October 25, 2011, the Company issued $15,000 in notes to a single lender. The notes bear interest at 5.95% per annum, require no principal amortization over the term and mature in October 2018. The note agreement includes certain covenants which require the Company, among other things, to maintain compliance with debt to net worth ratios, maintain minimum levels of liquid net assets and maintain minimum net capital levels in its regulated subsidiaries. At June 30, 2013 and December 31, 2012, the Company was in compliance with these covenants. In connection with the Mergers, on May 31, 2013, the Company provided irrevocable notice to the lender that it intended to prepay the notes, inclusive of accrued interest. The notes were subsequently repaid on July 1, 2013.

In connection with the Mergers, GETCO Financing Escrow, LLC (“Finance LLC”), a wholly owned subsidiary of GHC, issued $305,000 of senior secured notes which mature on June 15, 2018 (the “Senior Secured Notes”) pursuant to the Senior Secured Notes Indenture (as defined in Note 17 herein). The Senior Secured Notes bear an interest rate of 8.25%, payable semi-annually. As of June 30, 2013, the proceeds from the debt issuance were held in a segregated escrow account contingent upon the closing of the Mergers, and therefore, the proceeds are presented as restricted cash within the consolidated statements of financial condition. Additionally, the Company was obligated to include in the segregated escrow account $3,075, which is sufficient for interest due from June 5, 2013 through July 19, 2013, the outside date for the closing of the Mergers. On July 1, 2013, Finance LLC merged into KCG. In connection with the merger with Finance LLC, KCG assumed the Senior Secured Notes.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The Senior Secured Notes contain certain optional redemption features that allow for the redemption of some or all of the Senior Secured Notes at a premium, which varies depending on the timing of the redemption. The Senior Secured Notes contain certain covenants, including limitations on incurrence of debt, investments, and issuance of additional equity.

In connection with the issuance of the Senior Secured Notes, underwriting fees and legal fees of $8,006 and $3,600, respectively, were incurred and were capitalized as debt placement costs, which will be amortized over the contractual term of the debt.

In connection with the Mergers, the Company obtained a bridge loan financing commitment. During the three months ended June 30, 2013, the Company incurred and expensed $8,937 for fees related to the commitment. The Company did not draw on the bridge loan through the closing of the Mergers, at which time the commitment was terminated.

The total interest and related expense for the three months ended and six month ended June 30, 2013 and 2012 included in the Consolidated Statements of Comprehensive (Loss) Income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest expense - Notes payable *	$223	$223	$446	$446
Interest expense - 2018 Secured Notes *	1,747	-	1,747	-
Debt placement cost amortization **	359	49	472	49
Commitment fee - bridge loan**	8,937	-	8,937	-

* Included in Interest expense on corporate borrowings and capital lease obligations

** Included in Other expenses

7.	Revolving Credit Facilities

On June 30, 2011, the Company entered into a $30,000 one year unsecured revolving credit facility. On March 30, 2012, the Company amended the unsecured revolving credit facility to increase the limit to $50,000, extend the maturity to July 5, 2015, and create a sub limit for Letters of Credit. Borrowings under the facility may have maturities up to six months and will bear interest at the then current LIBOR rate plus a margin of 2.5% per annum. This facility was retired on May 21, 2013, at which time there were $3,000 of letters of credit outstanding, which were subsequently cash collateralized.

On August 12, 2011, Octeg entered into a $50,000 one year Secured Revolving Credit Facility with a single lender, which was retired on June 6, 2012. Borrowings under the facility were used to finance the purchase and settlement of securities, and bore interest at LIBOR plus a margin of 1.75% per annum. A commitment fee of 0.30% per annum on the average daily unused portion of the facility was payable quarterly in arrears.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

On June 6, 2012, Octeg retired the August 12, 2011 secured revolving credit facility and entered into a $350,000 syndicated secured revolving credit facility (the “OCTEG Facility”) with the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent. Borrowings under the facility bore interest at the then current LIBOR rate plus a margin of 1.75% per annum and could be used to finance the purchase and settlement of securities. A commitment fee at a rate of 0.35% per annum on the average daily unused portion of the facility was payable quarterly in arrears. The ability to draw on this facility was limited to a percentage of the market value of temporary positions pledged as collateral. The facility required, among other restrictions, the maintenance of total regulatory capital of $150,000, excess regulatory net capital and limits total assets to total regulatory capital. At June 30, 2013, the Company was in compliance with these covenants. During the first quarter of 2013, the Company drew $25,000 on the OCTEG Facility, which was repaid as of June 30, 2013. The OCTEG Facility was replaced by the OCTEG-KCA Facility Agreement on July 1, 2013, as discussed in Note 17.

8.	Capital Leases

During 2012, the Company entered into capitalized lease obligations related to certain computer equipment. These obligations represent drawdowns under a revolving secured lending facility with a single lender. At June 30, 2013, the obligations have a weighted-average interest rate of 3.87% per annum and are on varying 3-year terms. The carrying amounts of the capital leases approximate fair value. The future minimum payments under capitalized leases at June 30, 2013 consist of:

Minimum Payments
For the six months ended December 31, 2013	$6,177
2014	8,222
2015	2,072

$16,471

The total interest expense for the three months and six months ended June 30, 2013 and 2012 included in the Consolidated Statements of Comprehensive (Loss) Income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest expense - Capital leases	$201	$308	$451	$850

* Included as Interest expense on corporate borrowings and capital lease obligations

9.	Commitments and Contingencies

In the normal course of business, the Company may enter into contracts that contain representations or warranties which may provide general or specific indemnifications to others.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Additionally, the Company is subject to certain pending and threatened legal and regulatory actions which arise in the normal course of business. The outcome of these matters is inherently uncertain, particularly with respect to unasserted claims and proceedings in their early stages. Accordingly, estimates may change from time to time and actual losses may be more or less than the current estimate. The Company accounts for potential losses related to these actions in accordance with ASC 450-10, Contingencies. As of June 30, 2013 and December 31, 2012, reserves provided for potential losses and the range of reasonably possible losses, in excess of reserves, related to litigation, regulatory and related matters were not material, and based on currently available information, the outcome of any proceedings will not have a material adverse effect on the Company’s consolidated operating results or financial condition.

The Company is a member of various exchanges that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be contractually required to pay a proportionate share of the obligations of another unaffiliated member who may default on its obligation to the exchange. While the rules governing different exchange memberships vary, in general, the Company’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Any potential liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

10.	Related Parties

Certain exchanges in which the Company has strategic investments provide execution services to the Company. Prior to February 28, 2013, the Company also held an investment in Knight Preferred Shares, which previously paid preferred dividends. Such dividends ceased upon the mandatory conversion of the Preferred Shares into shares of Knight Common Stock on February 28, 2013. As of June 30, 2013, the Company still maintained the investment in Knight Common Stock. Amounts related to these investments are summarized as follows:

		For three months ended June 30,		For six months ended June 30,
Transactions	Financial Statement Line Item	2013	2012	2013	2012
Execution rebate income	Trading gains and losses, net	$4,932	$4,477	$10,942	$12,130
Execution fees	Regulatory, exchange and execution fees	(1,200)	(1,357)	(2,316)	(2,436)
Execution rebate receivable	Receivables from exchanges	2,038	1,938	2,038	1,938
Dividends	Income from investments, net	-	-	367	-

11.	Financial Instruments with Off-Balance-Sheet Risk

The Company, in connection with its proprietary trading activities, may enter into transactions involving derivative financial instruments, including options contracts and other financial instruments with similar characteristics. As of June 30, 2013 and December 31, 2012, the Company held primarily options and futures related to U.S. listed equities and foreign exchange contracts.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Options held provide the Company with the opportunity to deliver or take delivery of specified financial instruments at a contract price. Options written obligate the Company to deliver or take delivery of specified financial instruments at a contract price in the event the option is exercised by the holder. Futures provide for the delayed delivery of the underlying instrument. Futures contracts are executed on an exchange and cash settlement is made on a daily basis for market movements. These contracts are marked-to-market based upon quoted market prices, with gains and losses recorded in the Consolidated Statements of Comprehensive (Loss) Income in trading gains and losses, net.

The volume of derivative financial instruments can fluctuate significantly based on the trading strategy employed by the Company from time to time. As such, the amounts disclosed in the tables below may not be representative of the overall trading activities in these asset classes and related hedge instruments during the reporting period.

The following tables summarize the fair value of derivatives by type of derivative contract on a gross basis at June 30, 2013 and December 31, 2012.

	At June 30, 2013
	Assets		Liabilities

	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$(40)	537	$65	128
Forward contracts	-	-	13	1
Equity
Futures contracts	(431)	3,095	(26)	1,218
Swap contracts	991	1	-	-
Options	111,587	269,185	80,496	262,388
Fixed income
Futures contracts	675	14,813	(2,045)	15,152
Commodity
Futures contracts	(209)	1,711	663	1,775

Total	$112,573	289,342	$79,166	280,662

	At December 31, 2012
	Assets		Liabilities

	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$8	500	$-	95
Forward contracts	-	-	110	1
Equity
Futures contracts	114	671	(314)	590
Swap contracts	570	1	-
Options	92,305	199,324	69,757	196,804
Fixed income
Futures contracts	(705)	51,566	864	51,975
Commodity
Futures contracts	(11)	1,611	(29)	1,598

Total	$92,281	253,673	$70,388	251,063

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The fair values of these contracts are recorded on the consolidated statements of financial condition in Securities and options owned and Securities and options sold, not yet purchased and Receivables from and Payables to clearing brokers and clearing organizations.

The majority of the Company’s transactions with off-balance sheet risk are short-term in duration due to the nature of the Company’s trading strategies.

Financial instruments sold, not yet purchased, at fair value represent obligations to purchase such securities (or underlying securities) at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

The table below summarizes trading gains and losses, net on the derivative instruments for the three months and six months ended June 30, 2013 and 2012.

	For three months ended June 30,		For six months ended June 30,
	2013	2012	2013	2012
Fixed income
Futures contracts	$22,178	$21,489	$42,202	$51,015
Foreign exchange
Futures contracts	2,562	5,564	5,132	11,952
Forward contracts	75	201	584	(103)
Commodities
Futures contracts	13,975	9,352	25,279	17,273
Options contracts	(517)	-	(517)	158
Equity
Futures contracts	16,238	23,258	26,664	51,517
Swap contracts	5,435	1,071	8,871	3,022
Options contracts	28,805	5,366	46,794	16,873

Total	$88,751	$66,301	$155,009	$151,707

Market Risk

Market risk is the potential for changes in the value of financial instruments as a result of changes in the markets. Categories of market risk include, but are not limited to, exposures to equity prices, interest rates and commodity prices. A description of each such market risk category is set forth below:

•	Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

•	Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil and petroleum products.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Market risk is directly affected by the volatility and liquidity of the markets in which the underlying financial instruments are traded. In many cases, the use of derivative financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company’s overall exposure to market risk. The Company manages its exposure to market risk arising from the use of these derivative financial instruments through various analytical monitoring techniques.

Credit Risk

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of a contract. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, including options and futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements through a central clearing organization or the margin requirements of the individual exchanges and clearing brokers. Substantially all of the Company’s transactions are executed in exchange traded instruments.

Concentrations of Credit Risk

The Company clears the majority of its trades internally, but also uses other third party clearing brokers. Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements. In the event these clearing brokers do not fulfill their obligations, the Company may be exposed to risk. This risk of default also depends on the creditworthiness of the counterparties to each of these transactions. The Company attempts to minimize these credit risks by monitoring the creditworthiness of its clearing brokers.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced and does not expect to experience any losses in such accounts.

Management believes that the Company is not exposed to any significant credit risk as a result of its monitoring procedures and the nature of its financial instruments.

12.	Redeemable Preferred Member’s Equity and Members’ Equity (Restated)

On May 10, 2007, GHC entered into an agreement with GA-GTCO, LLC to sell a 21.875% voting interest in the Company. As a result, the Company issued Class P units to GA-GTCO, LLC, which have voting rights and preferential rights in liquidation, which provide that these units may be redeemed at initial cost less any distributions to date, as defined. Class P units are recorded in mezzanine equity at their redemption value.

GHC’s LLC agreement provides for five classes of member units: Class A, Class B, Class E, Class P and Class H, with both Class A and Class P units having voting rights. Currently, there are no Class H units outstanding. Income, losses and distributions, including those related to a capital event, are allocated pursuant to the LLC agreement. Distributions are required to be

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

paid to members in an amount sufficient to cover federal, state and foreign taxes attributable to their allocated income; discretionary distributions are permitted when approved by the Board of Directors and special distributions are permitted to partially retire a members’ interest. Other withdrawals are restricted unless employment has been terminated.

The Company can retire membership units through buybacks and upon termination of employment by the member. Upon termination of employment, the Company generally has the option to repurchase all or a portion of any class of units granted within six months. The purchase price for the unvested units is determined as a percentage of grant date fair value and the purchase price of the vested shares are contractually defined by each grant.

The components of members’ equity for each unit class at June 30, 2013 and December 31, 2012 are as follows:

	June 30, 2013	December 31, 2012

Class A units	$236,814	$257,873
Class B units	307,585	333,578
Class E units	69,071	63,221

Total equity	$613,470	$654,672

A summary of the changes in the Company’s units is as follows:

	A Units		B Units		E Units
	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price
Balance, December 31, 2011	3,754,250	$0.11	6,015,696	$30.75	1,104,147	$73.89
Issued	-	-	112,272	88.43	83,626	32.93
Retired	(66,031)	0.15	(1,348,918)	54.41	(380,122)	59.06

Balance, December 31, 2012	3,688,219	0.11	4,779,050	25.42	807,651	45.26
Issued	-	-	58,326	73.54	-	-
Retired	-	-	(55,926)	105.96	(57,919)	49.39

Balance, June 30, 2013	3,688,219	$0.11	4,781,450	$25.06	749,732	$44.94

13.	Membership Unit Award Plan and Incentive Unit Plan

As of June 30, 2013, the managing members could, at their discretion, award membership units or options to purchase membership units in the Company. There were no outstanding options to purchase membership units at June 30, 2013 or December 31, 2012.

During 2013 and 2012, the Company granted membership unit awards to employees in the form of Class B units. Prior to 2012, these primarily consisted of non-voting units which vest three years from the grant date, provided certain conditions of employment and performance are met by the employee. In 2012, the Company changed the vesting of units granted in 2012 to an annual vesting of one-third of the units over the three year period. Upon termination of employment, the Company had the option to repurchase all or a portion of the units granted within six months. The purchase price for the unvested units was determined as a percentage of grant date fair value.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The Company classified these unit awards as equity as the employees received full membership rights with respect to allocation of income and participation in member distributions. In connection with the Mergers, all outstanding unvested Class B units vested on June 25, 2013. The accelerated amortization of Class B units recorded during the three months ended June 30, 2013 was $9,433.

The following is a schedule of the changes in the Company’s unvested Class B units:

	Units	Weighted Average Grant Price
Unvested as of December 31, 2011	748,489	$98.01

Issued	112,272	88.43

Vested	(249,105)	110.50

Forfeited	(194,699)	93.69

Unvested as of December 31, 2012	416,957	$89.99

Issued	58,326	73.54

Vested	(438,498)	87.86

Forfeited	(36,785)	89.28

Unvested as of June 30, 2013	-	$-

The Company granted employees profit interests in the form of Class E units. Prior to 2012, Class E units primarily vested three years from the grant date. For units granted in 2012, the Company changed the vesting of Class E units to an annual vesting of one-third of the units over the three year period and provided the Company an option to repurchase the units at the end of 5 years. Class E units allowed for future appreciation in excess of the Company’s value over a certain strike price per unit and allocation of income once the units are vested. Upon the departure of an associate, the Class E units were forfeited whether vested or not, and if vested, the cash value of the Class E units above their strike price was paid to the associate. The Company classifies these unit awards as equity. In connection with the Mergers all outstanding unvested Class E units vested on June 25, 2013. The accelerated amortization of E units recorded during the three months ended June 30, 2013 was $3,542.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The following is a schedule of the changes in the Company’s unvested Class E units:

	Units	Weighted Average Grant Price
Unvested as of December 31, 2011	858,397	$43.49
Issued	83,626	32.93
Vested	(341,017)	55.04
Forfeited	(124,922)	30.43

Unvested as of December 31, 2012	476,084	$36.78

Issued	-
Vested	(441,765)	37.24
Forfeited	(34,319)	30.89

Unvested as of June 30, 2013	-	$-

As of June 30, 2013, the managing members could also award deferred compensation in the form of incentive units under the Incentive Unit Plan (the “Plan”). The incentive units were nonvoting and did not have membership rights or participate in allocation of income. They were eligible to participate in discretionary distributions of the firm as defined in the LLC Agreement. The Plan provided that the incentive units vest at the end of three years from the date of grant and would be redeemed at the end of the ten-year anniversary of the associates’ entrance into the Plan based on the value of the Company at that time. In 2013 and 2012, the incentive units were awarded under the 2012 Incentive Unit Plan (the “2012 Plan”). The 2012 Plan provided that the incentive units granted vest proportionally on anniversary date of the grant over three years, or that they could be vested immediately. The value of these incentive units is determined based on the same methodology used to value the Class B unit awards and the amount expensed is determined based on this valuation multiplied by the percent vested. In connection with the Mergers all outstanding unvested incentive units vested on June 25, 2013 and therefore the Company fully amortized the awards as of June 30, 2013. The accelerated amortization of incentive units recorded during the three months ended June 30, 2013 was $1,336. Deferred compensation payable at June 30, 2013 and December 31, 2012 related to incentive units was $5,766, and $3,480, respectively, and is included in accounts payable and accrued expenses on the consolidated statements of financial condition.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The following is a summary of the changes in the incentive units for the periods ended June 30, 2013 and December 31, 2012:

	Vested	Unvested	Weighted Average Value
Incentive units at December 31, 2011	26,314	35,218	$106.85
Issued	786	19,147	86.83
Vested	1,169	(1,169)
Canceled	(4,393)	(8,203)	95.06

Incentive units at December 31, 2012	23,876	44,993	$93.58

Issued	1,203	11,872	73.54
Vested	53,307	(53,307)
Canceled	(1,483)	(3,558)	93.76

Incentive units at June 30, 2013	76,903	-	$90.16

The following is a summary of expenses recorded within Employee compensation and related benefits on the consolidated statements of comprehensive (loss) income for the various compensation plans:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Membership unit expense - Class B units	$12,029	$(1,380)	$14,010	$(922)
Profits interest unit expense - Class E units	4,913	2,197	5,850	4,780
Incentive unit expense	1,884	91	2,293	420

Total	$18,826	$908	$22,153	$4,278

14.	Regulatory Requirements

Getco is subject to Commodity Futures Trading Commission (“CFTC”) net capital requirements. Octeg, GES and GTS are SEC registered broker-dealers subject to the minimum net capital requirement of SEC Rule 15c3-1. These subsidiaries claim exemptions from SEC Rule 15c3-3 under provisions of section k (2) (i-ii) of that rule. GEL and AT are regulated by the Financial Conduct Authority and subject to minimum net capital requirements. As of June 30, 2013 and December 31, 2012, GET, OCT, GES, GTS, AT and GEL were all in compliance with their respective net capital requirements. GAHK was regulated by the Securities and Futures Commission and was subject to net capital requirements. As described in Note 1, effective March 25, 2013, the Company closed its office in Hong Kong and withdrew its membership from SFC.

15.	Earnings Per Unit (Restated)

Basic earnings per unit (‘‘EPU’’) is calculated by dividing the net income or loss available to the Company’s common unit holders by the weighted average number of common units outstanding during the period. Net income or loss is allocated among the various classes of units based on participation rights in undistributed earnings.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

For the three and six month periods ended June 30, 2013 and June 30, 2012, earnings were allocated to the preferred, participating and common unitholders during each period as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net (loss) income available to common units	$(58,461)	$3,475	$(67,740)	$13,612
Net (loss) income allocated to preferred and participating units	$(21,565)	$278	$(21,565)	$1,137
Basic (loss) earnings per common unit	$(7.25)	$0.39	$(8.41)	$1.52
Weighted average common units outstanding	8,066	8,900	8,055	8,951

The Company’s Class A and vested Class B units are considered equivalent to common units due to their pro rata participation in earnings and subordination to all other classes of units issued by the Company. The unvested Class B unitholders are entitled to distributions on a pro-rata basis with the vested Class B unitholders; however upon termination of their employment, the unvested Class B unitholders would receive an amount less than what they would have received if the Class B units had vested. As a result, the unvested Class B units are not considered equivalent to the vested Class B units and therefore are considered to be participating units. The remaining earnings are allocated to the common units and participating units to the extent that each security may share in earnings as if all of the earnings for the period had been distributed.

Diluted EPU is calculated by giving effect to all potential common units outstanding during the period. At June 30, 2013 and 2012 there were 0 and 535,625 unvested Class B units outstanding, respectively. However, as the unvested Class B units are entitled to earnings currently on a pro-rata basis with Class A and vested Class B units, the dilutive effect of these unvested Class B units is included as a reduction of the numerator in basic EPU. As a result, diluted EPU equals basic EPU for the periods presented.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

16.	Segment Reporting (Restated)

The Company has three operating segments: (i) Market Making; (ii) Execution Services; and (iii) Corporate and Other. See Note 1 for discussion of the operating segments. The Company’s revenues, expenses and income (loss) from continuing operations before income taxes (“Pre-tax earnings”) are summarized in the following table:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Market Making
Revenues	$118,367	$135,745	$225,384	$285,075
Expenses	120,335	126,083	222,207	258,061
Pre-Tax (Loss) Earnings[1]	(1,968)	9,662	3,177	27,014

Execution Services
Revenues	$13,024	$9,173	$22,228	$16,905
Expenses	15,943	10,715	26,560	20,003
Pre-Tax Loss[1]	(2,919)	(1,542)	(4,332)	(3,098)

Corporate & Other
Revenues	$(8,802)	$398	$(7,598)	$1,118
Expenses	63,022	2,486	75,263	4,722
Pre-Tax Loss[1]	(71,824)	(2,088)	(82,861)	(3,604)

Eliminations[2]
Revenues/Expenses	$(4,472)	$(4,200)	$(9,045)	$(8,400)

Consolidated
Revenues	$118,117	$141,116	$230,969	$294,698
Expenses	194,828	135,084	314,985	274,386
Pre-Tax (Loss) Earnings	(76,711)	6,032	(84,016)	20,312

[1]

Pre-tax earnings/(loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal, compliance, risk, and senior leadership.

[2]	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The Company operates in the U.S. and internationally, primarily in Europe and Asia Pacific. The following table presents revenues by geographic area:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Americas
Revenues	$68,119	$89,965	$139,253	$179,351
Europe
Revenues	29,987	29,633	55,234	69,067
Asia Pacific (1)
Revenues	20,011	21,518	36,482	46,280

Total Company	$118,117	$141,116	$230,969	$294,698

1.	Asia Pacific includes Singapore, Hong Kong, Japan, and Australia. As of June 30, 2013, the Hong Kong office is closed.

17.	Subsequent Events

The Company has evaluated the events and transactions that have occurred through August 9, 2013, the date the consolidated financial statements were available to be issued.

As described in Note 2, the Mergers were completed on July 1, 2013.

Long-Term Debt

In connection with the Merger, KCG entered into a series of debt agreement transactions, including the refinancing of substantially all of Knight’s and the Company’s long-term debt. Described below are the details of these transactions and the impact of the transactions on the KCG’s long-term debt, liquidity and capital resources.

First Lien Credit Facility

On July 1, 2013, KCG, as borrower, entered into a first lien senior secured credit agreement (the “Credit Agreement”) with the lenders party thereto (the “First Lien Lenders”), Jefferies Finance LLC, as documentation agent, administrative agent, collateral agent and syndication agent, and Jefferies Finance LLC and Goldman Sachs Bank USA, as arrangers and book managers. The term loan commitment of the First Lien Lenders under the Credit Agreement is in the aggregate amount of $535,000 (the “First Lien Credit Facility”), all of which was drawn on July 1, 2013. The First Lien Credit Facility also provides for a future incremental first lien senior secured revolving credit facility of up to $50,000, including letter of credit and swingline sub-facilities, on certain terms and conditions contained in the Credit Agreement.

The First Lien Credit Facility bears interest, at KCG’s option, at a rate based on the prime rate (such loans referred to as “First Lien Prime Rate Loans”) or based on LIBOR (such loans referred to as “First Lien Eurodollar Loans”). First Lien Prime Rate Loans bear interest at a rate per annum equal to the greatest of the prime rate, 2.25%, the federal funds rate plus 0.50%, and an adjusted one-month LIBOR rate plus 1.00%, in each case plus an applicable margin of 3.50%. First Lien Eurodollar Loans bear interest at a rate per annum equal to the adjusted LIBOR rate (subject to a 1.25% LIBOR floor) corresponding to the interest period plus an applicable margin of 4.50% per annum.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The First Lien Credit Facility matures on December 5, 2017. The First Lien Credit Facility requires an amortization payment of $235,000 on July 1, 2014, followed by quarterly amortization payments of $7,500 on each September 30, December 31, March 31 and June 30, with the balance due on maturity.

Subject to certain exceptions, the First Lien Credit Facility is subject to mandatory prepayments in amounts equal to (i) 100% of the net cash proceeds of any incurrence of indebtedness by KCG or any of its restricted subsidiaries after July 1, 2013 (other than indebtedness permitted under the Credit Agreement), (ii) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by KCG or its restricted subsidiaries (including as a result of casualty or condemnation and any issuance or sale of equity by any of KCG’s restricted subsidiaries) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months) and (iii) 50% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2014, subject to total leverage ratio-based step-downs.

Optional prepayments of borrowings under the First Lien Credit Facility are permitted at any time, without premium or penalty, subject, however, to a 1% prepayment premium for optional prepayments of the First Lien Credit Facility made prior to July 1, 2014 with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the First Lien Credit Facility.

The First Lien Credit Facility is fully and unconditionally guaranteed on a joint and several basis by all of KCG’s existing and future direct and indirect 100% owned domestic subsidiaries, including the Company, other than certain subsidiaries including regulated broker-dealers and other regulated subsidiaries that, in each case, are not permitted to provide such guarantees under applicable law, certain immaterial subsidiaries and certain subsidiaries that would be investment companies as a result of being guarantors (the “Guarantors”). The First Lien Credit Facility is secured by first-priority pledges of all of the equity interests in each of KCG’s and the Guarantors’ existing and future domestic subsidiaries (but limited to 66% of the voting equity interests of controlled foreign company subsidiaries and other than equity interests in regulated subsidiaries to the extent that such pledge would have a material adverse regulatory effect or is not permitted by applicable law) and first-priority security interests in, and mortgages on, substantially all other tangible and intangible assets of KCG and the Guarantors, in each case subject to customary exclusions.

The First Lien Credit Facility contains customary affirmative and negative covenants for facilities of its type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, modifications of organizational documents and other material agreements, restrictions on subsidiaries, capital expenditures, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of whose business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence as of July 1, 2013, including margin lending, stock lending and repurchase agreements and reverse

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

repurchase agreements. The First Lien Credit Facility contains financial maintenance covenants establishing a maximum consolidated first lien leverage ratio, a minimum consolidated interest coverage ratio and a minimum consolidated tangible net worth.

The First Lien Credit Facility contains events of default customary for facilities of its type, including: nonpayment of principal, interest, fees and other amounts when due, inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; collateral matters; certain regulatory matters; and a “change of control”; subject, where appropriate, to threshold, notice and grace period provisions.

Revolving Credit Agreement

On July 1, 2013, Octeg and KCA, each of which are wholly owned broker-dealer subsidiaries of KCG effective July 1, 2013, as borrowers, KCG, as guarantor, the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and collateral agent, JPMorgan Chase Bank N.A. and Bank of America, N.A., as syndication agents, and BMO Capital Markets, JPMorgan Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book runners entered into a credit agreement (the “OCTEG-KCA Facility Agreement”). The OCTEG-KCA Facility Agreement replaces an existing credit agreement, dated as of June 6, 2012, among Octeg, the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent.

The OCTEG-KCA Facility Agreement is comprised of two classes of revolving loans in a total committed amount of $450,000, together with a swingline facility with a $50,000 sub-limit, subject to two borrowing bases (collectively, the “OCTEG-KCA Revolving Facility”): Borrowing Base A and Borrowing Base B (each as defined in the OCTEG-KCA Revolving Facility). The proceeds of the Borrowing Base A loans are available to both Octeg and KCA and may be used solely to finance the purchase and settlement of securities. The proceeds of the Borrowing Base B loans are available solely to KCA and may be used solely to fund clearing fund deposits with the National Securities Clearing Corporation (the “NSCC”). Octeg and KCA shall each be obligated only with respect to the principal and interest of their own borrowings, and not the interest and principal of the other borrower’s borrowings. KCG fully and unconditionally guarantees the obligations of each of Octeg and KCA on an unsecured basis. The OCTEG-KCA Revolving Facility also provides for a future increase of the revolving credit facility of up to $300,000 to a total of $750,000 on certain terms and conditions.

Borrowings under the OCTEG-KCA Revolving Facility shall bear interest, at the applicable borrower’s option, at a rate based on the federal funds rate (such loans referred to as “Base Rate Loans”) or based on Libor (such loans referred to as “Eurodollar Loans”), in each case plus an applicable margin. For each Base Rate Loan, the interest rate per annum is equal to the greater of the federal funds rate or an adjusted one-month LIBOR rate plus (a) for each Borrowing Base A loan, a margin of 1.75% per annum and (b) for each Borrowing Base B loan, a margin of 2.25% per annum. For each Eurodollar Loan, the interest rate per annum is equal to an adjusted LIBOR rate corresponding to the interest period plus (a) for each Borrowing Base A loan, a margin of 1.75% per annum and (b) for each Borrowing Base B loan, a margin of 2.25%

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

per annum. Depending on the applicable borrowing base, availability under the OCTEG-KCA Revolving Facility is limited to either (i) a percentage of the market value of certain eligible securities pledged as collateral in the case of Borrowing Base A loans, or (ii) the lesser of $15,000 and a percentage of the excess over the clearing deposit required by the NSCC in the case of Borrowing Base B loans.

The borrowers will be charged a commitment fee at a rate of 0.35% per annum on the average daily amount of the unused portion of the OCTEG-KCA Facility Agreement.

The loans under the OCTEG-KCA Facility Agreement will mature on June 6, 2015. Subject to certain exceptions, the OCTEG-KCA Revolving Facility is subject to mandatory prepayments by the applicable borrower (i) in the case of Borrowing Base A loans and Borrowing Base B loans, if the amount of Borrowing Base A loans or Borrowing Base B loans, as applicable, exceeds the Borrowing Base A or the Borrowing Base B and the applicable borrower does not deliver additional collateral to support such excess, (ii) in the case of Borrowing Base B loans, on the earlier of the return of the applicable NSCC margin deposits funded from the proceeds of such Borrowing Base B loans are returned and five days after the date such Borrowing Base B loans were made and (iii) in the case of Borrowing Base B loans, if Borrowing Base B loans have been outstanding for more than 30 days in any 90 day period. Loans under the OCTEG-KCA Revolving Facility are also subject to mandatory prepayment by the applicable borrower where Customer Loans, Firm Loans or Non-Customer Loans exceed the Customer Loan Limit, the Firm Loan Limit and the Non-Customer Loan Limit (each as defined in the OCTEG-KCA Revolving Facility), respectively, and the applicable borrower does not deliver additional collateral to support such excess. Optional prepayments of borrowings under the OCTEG-KCA Revolving Facility are permitted at any time, without premium or penalty.

The OCTEG-KCA Revolving Facility is fully and unconditionally guaranteed on an unsecured basis by KCG and, to the extent elected by Octeg or KCA, any of their respective subsidiaries. It is secured by first-priority pledges of and liens on certain eligible securities, subject to applicable concentration limits, in the case of Borrowing Base A loans, and by first-priority pledges of and liens on the right to the return of certain eligible NSCC margin deposits, in the case of Borrowing Base B loans.

The OCTEG-KCA Revolving Facility includes customary affirmative and negative covenants for facilities of its type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, restrictions on subsidiaries, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets.” It contains financial maintenance covenants establishing a minimum total regulatory capital for each of Octeg and KCA, a maximum total assets to total regulatory capital ratio for each of Octeg and KCA, a minimum excess net capital limit for each of Octeg and KCA, a minimum liquidity ratio for KCA, and a minimum tangible net worth threshold for KCG.

The OCTEG-KCA Facility Agreement contains events of default customary for facilities of its type, including: nonpayment of principal, interest, fees and other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants;

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

cross-default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; collateral matters; certain regulatory matters; and a “change of control”; subject, where appropriate, to threshold, notice and grace period provisions.

In connection with the OCTEG-KCA Revolving Facility, KCG incurred $547 of lender fees. These lender fees will be recorded within Other assets on the KCG Consolidated Statements of Financial Condition and will be amortized over the term of the OCTEG-KCA Revolving Facility.

Senior Secured Notes Indenture

On June 5, 2013 Finance LLC, issued the 8.250% Senior Secured Notes due 2018 in the aggregate principal amount of $305,000 pursuant to the Senior Secured Notes Indenture (as defined below). On July 1, 2013, KCG entered into a first supplemental indenture (the “First Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Indenture Trustee”). Under the First Supplemental Indenture, KCG assumed all of the obligations of Finance LLC under (1) that certain indenture (the “Original Indenture,” as amended by the First Supplemental Indenture and the Second Supplemental Indenture (as defined below), the “Senior Secured Notes Indenture”), dated June 5, 2013, between Finance LLC and the Indenture Trustee and (2) the 8.250% senior secured notes due 2018 in the aggregate principal amount of $305,000 (the “Senior Secured Notes”) issued pursuant to the Original Indenture. Previously, on June 5, 2013, the net proceeds from the sale of the Senior Secured Notes, certain additional amounts to fund the mandatory redemption rights of the holders thereunder and certain escrow agent fees and expenses were funded into an escrow account (such amounts collectively, the “Escrowed Amount”). Upon KCG’s execution of the First Supplemental Indenture and the Second Supplemental Indenture, the assumption by KCG of the Senior Secured Notes and the fulfillment of certain additional conditions to the release of the Escrowed Amount, the Escrowed Amount less certain escrow agent fees and expenses were released to KCG, in the amount of approximately $308,049.

The Senior Secured Notes mature on June 15, 2018 and bear interest at a rate of 8.250% per year, payable on June 15 and December 15 of each year, beginning on December 15, 2013. On or after June 15, 2015, KCG may redeem all or a part of the Senior Secured Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest under the Senior Secured Notes Registration Rights Agreement, if any, on the Senior Secured Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below, subject to the rights of holders of the Senior Secured Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

KCG may also redeem the Senior Secured Notes, in whole or in part, at any time prior to June 15, 2015 at a price equal to 100% of the aggregate principal amount of the Senior Secured Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest and additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any. In addition, at any time on or prior to June 15, 2015, KCG may redeem up to 35% of the

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

aggregate principal amount of the Senior Secured Notes with the net cash proceeds of certain equity offerings, at a price equal to 108.25% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest and additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any.

On July 1, 2013, KCG and the Guarantors under the First Lien Credit Facility entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with the Indenture Trustee, whereby the Senior Secured Notes and the obligations under the Senior Secured Notes Indenture will be fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Secured Notes and the obligations under the Senior Secured Notes Indenture are secured by second-priority pledges and second-priority security interests in, and mortgages on, the collateral securing the First Lien Credit Facility, subject to certain exceptions; provided, however, that pursuant to the terms of an intercreditor agreement among KCG, the Guarantors, Jefferies Finance, LLC as first lien collateral agent under the First Lien Credit Facility and the Indenture Trustee, such lien will be contractually subordinated to all of KCG’s and the Guarantors’ obligations under the First Lien Credit Facility to the extent of the value of the collateral securing such obligations. The Senior Secured Notes will be effectively subordinated to any existing and future indebtedness that is secured by assets that do not constitute collateral under the Senior Secured Notes, to the extent of the value of such assets.

The Senior Secured Notes Indenture contains customary affirmative and negative covenants for notes of its type, including: nonpayment of principal, interest, fees and other amounts when due; violation of covenants; cross-payment default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; collateral matters; and the failure to make a repurchase offer in the event of a change of control or certain asset sales; subject, where appropriate, to threshold, notice and grace period provisions.

On July 1, 2013, KCG and the Guarantors entered into a a joinder (the “Senior Secured Notes Registration Rights Joinder”) to that certain registration rights agreement (the “Original Senior Secured Notes Registration Rights Agreement”), dated June 5, 2013, between Finance LLC and Jefferies LLC as representative of the initial purchasers of the Senior Secured Notes (the Original Senior Secured Notes Registration Rights Agreement as amended by the Senior Secured Notes Registration Rights Joinder, the “Senior Secured Notes Registration Rights Agreement”). Pursuant to the Senior Secured Notes Registration Rights Joinder, KCG acceded to the terms of the Original Senior Secured Notes Registration Agreement and assumed all of Finance LLC’s obligations thereunder and the Guarantors, on a joint and several basis, acceded to the terms of the Original Senior Secured Notes Registration Rights Agreement and assumed all the obligations of “Guarantors” as set forth therein. Pursuant to the Senior Secured Notes Registration Rights Joinder, KCG shall (and shall cause each Guarantor to) use commercially reasonable efforts to (i) file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Senior Secured Notes, (ii) issue exchange securities within 365 days after June 5, 2013, and, (iii) in certain circumstances, file a shelf registration statement with respect to resales of the Senior Secured Notes. If KCG and the Guarantors fail to comply with certain obligations under the Senior Secured Notes Registration Rights Agreement, additional interest of up to 1.00% per annum will accrue on the Senior Secured Notes.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Cash Convertible Senior Subordinated Notes

In connection with the Knight Merger, on July 1, 2013, KCG became a party to the Indenture (the “Original Convertible Notes Indenture”), dated March 19, 2010, between Knight and The Bank of New York Mellon (the “Convertible Notes Trustee”), as successor in interest to Deutsche Bank Trust Company Americas, with respect to the 3.50% Cash Convertible Senior Subordinated Notes due 2015 (the “Convertible Notes”), pursuant to a supplemental indenture (the “Convertible Notes Supplemental Indenture” and, together with the Original Convertible Notes Indenture, the “Convertible Notes Indenture”), dated as of July 1, 2013, by and among KCG, Knight and the Convertible Notes Trustee.

Under the Original Convertible Notes Indenture, holders of the Convertible Notes may convert the Convertible Notes into cash at any time on or after December 15, 2014 until the second trading day after maturity. Holders of Convertible Notes may also convert their Convertible Notes at their option prior to December 15, 2014, under the following circumstances: (1) if the last reported sale price of Knight’s Class A common stock, par value $0.01 per share (“Knight Common Stock”) for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 150% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of Knight’s Common Stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events, as more fully described in the Convertible Notes Indenture. The conversion rate was initially set at 47.9185 shares of Knight’s Common Stock per $1 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $20.87 per share of Knight’s Common Stock). The Convertible Notes Indenture, as supplemented by the Convertible Notes Supplemental Indenture, replaces Knight Common Stock as the reference property for the determination of the rights of holders of the Convertible Notes with the weighted average of the types and amounts of consideration received by the Knight stockholders making an affirmative election attributable to one share of Knight Common Stock. The Convertible Notes Indenture, as supplemented by the Convertible Notes Supplemental Indenture, provides for certain other adjustments to adjust the conversion rights under the Original Convertible Notes Indenture to refer to such reference property and to refer to KCG corporate actions in the place of Knight corporate actions, and certain other changes to protect the interests of holders of the Convertible Notes.

July 1, 2013, Knight delivered a notice (the “Convertible Notes Notice”) to the holders of the Convertible Notes. The Convertible Notes Notice advised holders of the Convertible Notes of the following:

•

The weighted average of the types and amounts of consideration for each share of Knight Common Stock to be received by the holders of Knight Common Stock who validly made a cash election based on the proration provisions in the Merger Agreement consists of (1) $2.67 in cash and (2) .096 of a share of KCG Class A Common Stock.

•	Knight entered into the Convertible Notes Supplemental Indenture on July 1, 2013.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

•

The completion of the Mergers in accordance with the Merger Agreement on July 1, 2013 and the results of the election of the holders of Knight Common Stock to receive cash consideration for such Knight Common Stock constitutes a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined under the Convertible Notes Indenture;

•

Each holder of the Convertible Notes has the right to deliver a Fundamental Change Repurchase Notice requiring Knight to repurchase all or any portion of the principal amount of the Convertible Notes at a Fundamental Change Repurchase Price of 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. To exercise such right, (1) such Fundamental Change Repurchase Notice must be delivered on or prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date, which Knight has specified as August 5, 2013, and (2) the Convertible Notes included in such Fundamental Change Repurchase Notice shall be transferred to the paying agent by book-entry transfer in compliance with the procedures of the depositary on or before the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date;

•

Knight will deposit with the paying agent on August 5, 2013 an amount of money sufficient to repurchase all of the Convertible Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to the receipt of funds and/or Convertible Notes by the paying agent, payment for Convertible Notes surrendered (and not withdrawn prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Convertible Note (provided the holder has satisfied the conditions in the Convertible Notes Indenture) and (ii) the time of book-entry transfer of such Convertible Note to the paying agent by the holder thereof;

•

If on the Fundamental Change Repurchase Date, the paying agent holds money sufficient to make payment on all the Convertible Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then (1) such Convertible Notes will cease to be outstanding, (2) interest will cease to accrue on such Convertible Notes and (3) all other rights of the holders of such Convertible Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price).

•

Any holder delivering a Fundamental Change Company Notice to the paying agent shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent.

•

The holders of the Convertible Notes are entitled to surrender the Convertible Notes for conversion into cash at any time from and after July 1, 2013 until the scheduled trading day immediately prior to the Fundamental Change Repurchase Date based on an applicable Conversion Rate on the Convertible Notes of 47.9185, including the cash make-whole premium (calculated in accordance with the Convertible Notes Indenture), if any.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

•

The Convertible Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a holder of Convertible Notes may be converted into cash only if the holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Convertible Notes Indenture. The Fundamental Change Repurchase Date for the Convertible Notes was August 5, 2013.

On July 1, 2013, $375,000, which is the amount needed to repurchase the aggregate principal amount of the Convertible Notes in full at maturity, was deposited in a cash collateral account under the sole dominion and control of the collateral agent under the First Lien Credit Facility.

Holders of $249,241 in aggregate principal amount (the “Repurchased Principal Amount”) of the Convertible Notes, elected to have their Convertible Notes repurchased as of the August 2, 2013 deadline under the Convertible Notes Notice. The repurchase occurred on August 5, 2013 and included accrued and unpaid interest on the Repurchased Principal Amount. The payment of the Repurchased Principal Amount was funded out of the cash collateral account (described in the preceding paragraph).

Private Placement Notes

In connection with the Mergers, on May 31, 2013, the Company provided irrevocable notice to the lender of the $15,000 of notes issued on October 25, 2011, that it intended to repay the notes, inclusive of accrued interest. On July 1, 2013, the notes were subsequently repaid along with accrued interest and a $2,962 early termination payment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents GETCO management’s discussion and analysis of GETCO’s financial condition as of June 30, 2013 and December 31, 2012 and results of operations for the three and six months ended June 30, 2013 and 2012, and should be read in conjunction with the accompanying Consolidated Financial Statements (unaudited) as of June 30, 2013 and notes thereto. The discussion highlights the principal factors affecting earnings and significant changes in the balance sheet and is intended to help the reader understand, from GETCO management’s perspective, the consolidated financial statements and notes to the financial statements.

Restatement

On July 1, 2013, Knight Capital Group, Inc. (“Knight”) merged with and into Knight Acquisition Corp., a wholly-owned subsidiary of KCG Holdings, Inc. (“KCG”), with Knight surviving the merger, GETCO Holding Company, LLC together with its subsidiaries, (“GETCO”) merged with and into GETCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GETCO surviving the merger and GA-GTCO, LLC, a unitholder of GETCO, merged with and into GA-GTCO Acquisition, LLC, a wholly-owned subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger (collectively, the “Mergers”), in each case, pursuant to the Amended and Restated Agreement and Plan of Mergers, dated as of December 19, 2012 and amended and restated as of April 15, 2013 (the “Merger Agreement”). Following the Mergers, each of Knight and GETCO Holding Company, LLC became wholly-owned subsidiaries of KCG.

On November 11, 2013, KCG management and the Finance and Audit Committe of the Board of Directors concluded and after discussion with the Company’s independent registered public accounting firm (PricewaterhouseCoopers LLP), that, due to classification errors in GETCO’s presentation of members’ equity and cash flows and an error in reporting certain noncash compensation, the consolidated financial statements of GETCO should no longer be relied upon for the three and six months ended June 30, 2013 and 2012.

The financial statements for each of the above periods included an error related to the classification of redeemable preferred equity interests which had been incorrectly reported within Members’ Equity. These preferred interests could have been redeemed by its holder in certain circumstances outside of the control of the Company so they have been reclassified as mezzanine equity instead of a component of Members’ Equity. The Consolidated Statements of Financial Condition and Consolidated Statements of Changes in Equity for each of the above periods are being restated to correct this classification error, which resulted in a reduction in Members’ Equity and a corresponding increase in Redeemable Preferred Member’s Equity of between $289.6 million and $311.1 million for each of the affected periods. This classification error did not result in any changes in reported net income or loss for any of the affected periods; however the reclassification did result in the restatement of earnings allocated to common units for each such period and related earnings per unit disclosures.

GETCO’s Consolidated Statements of Comprehensive (Loss) Income for the three and six months ended June 30, 2013 are being corrected to include a noncash compensation charge of $7.1 million relating to the conversion of GETCO units into shares of KCG as a result of the Mergers. Certain significant owners of GETCO units realized a conversion ratio into KCG shares that was less favorable than the conversion ratio provided to other owners, some of whom were GETCO employees at the time of the Mergers. This variation of conversion ratios is treated as a capital contribution of $7.1 million by the significant owners who received a less favorable conversion ratio and $7.1 million of noncash compensation to the employees who received a more favorable exchange ratio. GETCO’s Consolidated Statement of Comprehensive (Loss) Income for the three and six months ended June 30, 2013 are being corrected to include a noncash compensation charge of $7.1 million as result of this error. GETCO’s Statement of Changes in Equity and Statement of Cash Flows for the six months ended June 30, 2013 are being restated to reflect an additional $7.1 million capital contribution and $7.1 million of additional noncash compensation as a result of this error.

Certain statements contained in this Exhibit 99.3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein (“MD&A”), including, without limitation, those under “Quantitative and Qualitative Disclosures About Market Risk” and “Trends Affecting GETCO” may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to GETCO’s operations and business environment or the operations and business environment of KCG Holdings, Inc. (“KCG”), all of which are difficult to predict and many of which are beyond GETCO’s or KCG’s control. Forward-looking statements include information concerning GETCO’s possible or assumed future results of operations, including descriptions of GETCO’s business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. These statements are based on assumptions that GETCO has made in light of GETCO’s experience in the industry as well as GETCO’s perceptions of historical trends, current conditions, expected future developments and other factors GETCO believes are appropriate under the circumstances. Forward-looking statements speak only as of the date they are made and neither GETCO nor KCG assumes any duty to update forward-looking statements.

Readers should carefully review the risks and uncertainties disclosed under “Certain Factors Affecting Results of Operations” in MD&A herein and “Risk Factors” in Exhibit 99.4 to this Current Report on Form 8-K, as well as the risks and uncertainties disclosed under “Risk Factors” in the Joint Proxy Statement/Prospectus on the Form S-4, which was filed with the SEC by KCG on February 13, 2013 and amended thereafter, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

In addition to factors previously disclosed in KCG reports filed with the SEC, the following factors could cause actual results to differ materially from forward-looking statements or historical performance: (i) the strategic combination of Knight Capital Group, Inc. (“Knight”) and GETCO, including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions; (ii) the August 1, 2012 technology issue at Knight that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the costs and risks associated with KCG’s sale of its reverse mortgage business; (iv) the ability of Knight’s broker-dealer subsidiary to recover all or a portion of the damages that are attributable to the manner in which NASDAQ handled the Facebook IPO; (v) changes in market structure, legislative, regulatory or financial reporting rules, including the continuing legislative and regulatory scrutiny of high-frequency trading; (v) past or future changes to organizational structure and management; (vi) KCG’s’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (x) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive.

Executive Overview

GETCO is a global financial services firm that specializes in helping investors efficiently manage risk via proprietary market making in securities, futures, foreign exchange and options instruments, and routing orders on behalf of clients in cash equity securities. GETCO operates through its broker-dealers and other subsidiaries and maintains a diversified footprint across asset classes, trading venues and geographies. GETCO trades on more than 50 exchanges and venues in North and South America, Europe and Asia-Pacific and as of June 30, 2013 employs approximately 396 Associates in Chicago, California, New York, London, Singapore, and Mumbai.

GETCO’s business consists of three operating segments: (i) Market Making, (ii) Execution Services, and (iii) Corporate and Other.

Market Making

GETCO’s Market Making segment consists of trading in global equities, fixed income, commodities, options, and foreign exchange markets. As a market maker, GETCO commits capital for trade executions and provides liquidity by maintaining continuous buy and sell quotes, or two-sided markets, and commits its capital for buy and sell trade executions when other institutions and broker-dealers place orders on various exchanges and OTC platforms that match the quotes.

GETCO is a registered market maker on various equity and options exchanges and makes markets in over 6,000 securities across more than 50 exchanges and trading venues world-wide. GETCO operates as a market maker in cash and futures products quoted and traded on the NYSE, CME, BATS Global Markets (“BATS”), the NASDAQ, the London Stock Exchange (“LSE”), the Tokyo Stock Exchange (“TSE”) and several other U.S., European and Asian-Pacific exchanges. GETCO is a DMM on the NYSE, where it is responsible for providing fair and orderly markets for approximately 900 NYSE-listed securities. GETCO is a Supplemental Liquidity Provider in over 200 securities and generally receives rebates from the NYSE when trading these securities as consideration for providing quotes in these securities. In addition, GETCO is the primary market maker for GETMatched, which is an off-exchange, dark liquidity pool for cash equities. GETMatched is an SEC-registered Alternative Trading System (“ATS”) and pays clients for some of its order flow. GETCO is also the sole market maker for GETDirect, a service that allows customers to directly access firm, executable prices and liquidity from GETCO’s fixed income market making teams.

GETCO conducts its market making activity as a principal through the use of proprietary automated models and derives revenues from the difference between the amount paid when securities are bought and the amount received when securities are sold. GETCO’s models are heavily reliant upon quantitative data, sophisticated trading technologies and other infrastructure to efficiently maintain two-sided markets and provide liquidity to market participants.

The majority of GETCO’s market making revenue is derived from trading strategies that typically have very short time horizons and little overnight risk exposure. These revenues tend to be driven by two factors: (i) demand for liquidity and (ii) profitability. Demand is best measured through market volumes while profitability generally increases in conjunction with the spread between the sell price (ask) and the buy price (bid) of a security. This difference, or spread, between bid price and ask price is often greatest during times of increasing market volatility. GETCO has also begun to develop and expand its market making business to include trading strategies that are less market volume dependent. These are referred to as arbitrage and mid-frequency strategies and involve holding positions for longer periods than GETCO’s historical market making strategies.

Execution Services

The Execution Services segment offers clients access to GETCO’s market making capabilities for cash equity and fixed income securities. In addition, this segment provides third party clients with algorithms that facilitate their buy and sell orders and a routing system that supports best execution requirements through its client services business, which we refer to as GES.

GES operates an ATS, branded as GETMatched, which executes trades in U.S. and European cash equities and U.S. cash treasuries, offering clients access to the dedicated liquidity provided by GETCO’s market making businesses. GETMatched only matches (executes) orders that meet or are priced better than the National Best Bid and Offer (“NBBO”) in the U.S. or the European Best Bid and Offer (“EBBO”) in Europe. The NBBO and EBBO are the best available ask price when buying securities and the best available bid price when selling securities based on quotes from available exchanges. As a complement to the GETMatched product, GETCO provides streaming quotes of fixed income liquidity through GETDirect, which allows customers to view GETCO’s fixed income quotes and trade directly with GETCO’s fixed income market making team.

GES also provides third party clients with a suite of proprietary trading algorithms, known as GETAlpha, that execute and route orders in U.S. cash equities to more than a dozen exchanges and off-exchange venues. GETAlpha includes numerous execution algorithms, providing institutional investors with the ability to execute trades to their exact specifications. The intent of GETAlpha is to provide the investment community with some of the same trading tools as a dedicated electronic market maker.

In contrast to Market Making, GETCO’s Execution Services segment does not act as a principal and generally derives revenue from commissions or fees for acting as agent on behalf of clients, including affiliates. Historically, the majority of the revenue from Execution Services has been earned from fees that are paid by an affiliate in connection with the affiliate posting liquidity on GETMatched and routing orders to other execution destinations on behalf of the affiliate. GETCO expects the growth of the GETAlpha product to contribute to increased third-party revenues in this segment over time.

Corporate and Other

The Corporate and Other segment includes gains and losses associated with GETCO’s strategic investments, including costs related to the Mergers and integration, currency translation gains and losses, restructuring costs and lease loss expenses, interest expense and bank fees related to corporate funding, members interest expense (interest paid to former members on outstanding amounts owed for prior unit repurchases), and unit amortization costs. GETCO’s strategic investments generally include interests held in other companies or exchanges such as Knight and BATS. Currency translation gains and losses relate primarily to fluctuations in non-U.S. dollar denominated cash deposits held at clearing firms. Interest expense and bank fees related to corporate funding primarily consist of interest and fees related to GETCO’s unsecured borrowings and interest on capital leases.

Certain Factors Affecting Results of Operations

GETCO may experience significant variation in its future results of operations. These fluctuations may result from numerous factors including, among others, market conditions and the resulting changes in market volume and volatility and counterparty risks; introductions of, or enhancements to, trade execution services by GETCO or its competitors; the value of GETCO’s securities positions and other financial instruments and its ability to manage the risks attendant thereto; the volume of GETCO’s trade execution activities; the dollar value of securities and other instruments traded; the composition and profile of GETCO’s order flow; GETCO’s access to order flow; the performance of GETCO’s principal trading activities; the overall size of GETCO’s balance sheet and capital usage; the effectiveness of GETCO’s trading and operational risk management processes; the effectiveness of

GETCO’s self-clearing platform and GETCO’s ability to manage risk related thereto; the availability of credit and liquidity in the marketplace; GETCO’s ability to manage personnel, compensation, overhead and other expenses, including GETCO’s occupancy expenses under GETCO’s office leases and expenses and charges relating to legal and regulatory proceedings; changes to execution quality and changes in clearing, execution and regulatory transaction costs; the addition or loss of executive management, sales, trading and technology professionals; legislative, legal, regulatory and financial reporting changes; legal and regulatory matters or proceedings; geopolitical risk; the amount, timing and cost of capital expenditures, acquisitions and divestitures; the integration, performance and operation of acquired businesses; the incurrence of costs associated with acquisitions and dispositions; investor sentiment; technological changes and events; seasonality; competition; and other economic conditions.

If GETCO’s performance deteriorates significantly and GETCO is unable to adjust its cost structure on a timely basis, operating results could be materially and adversely affected. As a result, period-to-period comparisons cannot be relied upon as indicators of future performance.

Trends

Global Economic Trends

GETCO’s businesses are affected by many macroeconomic factors. Such factors include the growth of gross domestic product in the U.S., Europe, and the Asia-Pacific region, the existence of transparent, efficient and liquid equity, debt, commodities and foreign exchange markets, the level of market volumes and volatility in global markets, central bank monetary policies and investor confidence.

For the three months ended June 30, 2013, volatility across the U.S. and European equity markets decreased from the three months ended June 30, 2012. In addition, volumes in both the U.S. and European equity markets also declined for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. The average realized 20-day volatility of the 10-year Treasury Note Future and the average daily market volumes for CME interest rate products increased for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012.

Trends Affecting GETCO

GETCO believes that its businesses are affected by the aforementioned macroeconomic trends as well as more specific industry trends. Industry trends that impact operations include the following:

•

Growth in the number of global electronic trading market participants has resulted in greater competition for order flow. At the same time, the current market environment, characterized by low levels of market volume and volatility, is reducing market making opportunities. As volume and volatility decline, the opportunity for market making firms to readily buy and sell securities declines, which increases the probability that these participants will hold positions for longer periods. Additionally, as volume and volatility decline, the spread between the bid price and ask price narrows, which inherently reduces the profit opportunity for market makers who rely on their ability to capture the spread in order to generate profits. Although the impact is difficult to quantify, the recent sustained levels of low volume and volatility across the U.S. and European equity markets in particular, have exposed GETCO and other market making firms to greater risk with lower profit potential. GETCO has seen its market share in U.S. cash equities decline from as high as approximately 19% in 2009 to approximately 3% for the three months ended June 30, 2013 (based on GETCO’s internal calculations). Given this challenging environment, many participants in the electronic trading space have made or are currently making decisions about their long-term ability to compete across asset classes and product types, resulting in a period of rationalization and consolidation where some market participants have closed and others have exited geographies or asset classes. Over time, GETCO believes that it stands to benefit from this period of rationalization and consolidation as it is positioned to potentially capture a greater share of activity if and when market volumes and volatilities increase.

•

Internalized order flow, which occurs when a broker fills customer orders from its own inventory, as opposed to filling orders from third party inventory posted on an exchange, particularly in U.S. cash equities, currently constitutes a significant portion of total market volume, which limits the market making opportunity for companies like GETCO. In periods with low volatility, such as 2012 and the six months ended June 30, 2013, there has historically been a strong inverse correlation between off-exchange activity and implied volatility. GETCO expects this relationship to hold, prompting higher levels of activity conducted away from the public exchanges during periods of lower volatility, which could continue to negatively impact GETCO’s market share. Conversely, periods of increasing volatility should bring a greater portion of consolidated market volume to public venues and GETCO would expect to benefit.

•

Technology has played, and continues to play, an important role in shaping the global competitive environment in which GETCO operates. Market participants are generally quick to adopt emerging technologies when it is believed that the speed and/or accuracy with which they send, receive, and process data will improve. GETCO, like others, has made substantial investments to modify and adapt its services and infrastructure to remain competitive. For example, for the six months ended June 30, 2013, GETCO invested $9.2 million to develop new or expand existing technologies. GETCO expects that the rate of technological change will continue at, or increase from, the historical trend, necessitating incremental technology investments in the future. Should GETCO fail to anticipate and respond to technological advancements appropriately, it could have a material adverse effect on operating results.

•

The capital markets industry is subject to extensive oversight under federal, state, and applicable foreign laws, rules, and regulations. Increasing scrutiny of the capital markets by the regulatory and legislative authorities, both in the U.S. and abroad, has created an increasingly complex regulatory framework that has negatively impacted GETCO’s operating results in recent years due to the ongoing costs associated with maintaining and improving internal controls around proper adherence to the various rules and regulations. Compliance with additional legislation or regulation, or changes in the interpretation of existing laws, rules, and regulations could adversely impact GETCO’s future results.

•

Global regulatory recommendations, such as those found in the Dodd-Frank Act and Basel III, are believed to create incentives for major market participants to conduct portions of their OTC derivatives businesses on electronic trading venues. These trades would be cleared by central counterparty organizations that clear and settle market transactions between buyers and sellers, providing efficiency and stability to those markets. The ultimate rules and their impact are still unknown, but the potential for new electronic market making opportunities represents a potentially material medium- and long-term business opportunity for market participants like GETCO.

•

The financial services industry has experienced rapid product innovation and new product proliferation in recent years, with numerous cash, futures and options instruments being introduced in the exchange traded fund, which we refer to as ETF, exchange traded product, which we refer to as ETP, and derivatives markets; this trend is expected to continue both in the U.S. and globally. The proliferation of newly created, electronically traded products across product types, asset classes and geographies expands the potential opportunity for market participants. GETCO believes it should continue to be well positioned to capitalize on such opportunities given its global footprint and a proven ability to make markets across a diverse set of product types and asset classes.

Significant Developments

Merger with Knight. On July 1, 2013, KCG completed the previously announced business combination whereby Knight and GETCO became subsidiaries of KCG, a new publicly traded holding company. The Mergers, which were announced on December 19, 2012, were approved by the shareholders of Knight and unit holders of GETCO at special meetings held on June 25, 2013.

Income Statement Items

The following section briefly describes the key components of, and drivers to, GETCO’s significant revenues and expenses.

Revenues

GETCO’s revenues consist principally of trading gains and losses generated from the Market Making segment. These revenues are supplemented by commissions and fees earned from the Execution Services segment which are included in trading gains and losses, net; interest and dividend income, net; gain or loss on investments; and other income.

Trading gains and losses are primarily affected by GETCO’s ability to derive trading gains through market making, which is directly impacted by market volumes and volatilities, competition, performance of the trading algorithms (or models), and access to order flow. Trading gains and losses are also impacted by commissions and fees earned from Execution Services. The commissions and fees from Execution Services are primarily affected by GETCO’s ability to receive and effectively match customer orders and to engage clients to use GETCO’s proprietary algorithms to establish order routing and fulfillment criteria. Execution Services receives orders from clients and generally routes these orders for execution in GETCO’s ATS, national exchanges or non-public venues such as dark pools. If GETCO is able to successfully match its customers’ orders, GETCO generally receives a commission as payment for providing the order matching service. In addition, Execution Services often receives a fee as payment for allowing clients to use its proprietary algorithms to establish specific order routing instructions and execution criteria.

Interest and dividend revenue primarily reflects interest earned from cash held at banks and third party clearing firms, and from GETCO’s short-term investments, less interest expense incurred to fund long trading inventory. The amount of net interest income is impacted by the balances of these items and the level of interest rates. Net dividend income includes dividends earned on long trading inventory less dividends owed on short trading inventory.

Income from investments represents the changes in carrying value, including charges for impairment, dividends received, and gains and losses on disposals of investments held in GETCO’s strategic investment portfolio.

Other income relates to currency translation gains and losses and mark to market adjustments on GETCO’s short-term bond investment portfolio. Currency translation gains and losses are impacted by the level of foreign currency denominated net assets and fluctuations in the value of the U.S. dollar relative to foreign currencies.

Expenses

Employee compensation and related benefits expense represents wages and benefits paid to employees, inclusive of cash and amortization of equity compensation. Employee compensation and benefits fluctuate based on the number of employees and changes in GETCO’s profitability and acceleration of awards upon a change in control.

Regulatory, exchange, and execution fees primarily represent fees paid to regulatory bodies, exchanges, and clearing organizations. These fees fluctuate based on changes in trading volume, type of execution, and the level of fees charged.

Colocation and data line expenses consist of costs for obtaining and transmitting market data, obtaining telecommunications services, and performing recurring and non-recurring system maintenance. Colocation expenses vary based upon leased square footage, contractual rental payments, the number of GETCO’s collocated servers, and associated power requirements.

Professional fees represent fees paid to third parties for services performed including audit, tax, legal, consulting, placement, retained search, marketing and external communications.

Depreciation and amortization expense results from the amortization of acquired intangible assets and depreciation of fixed assets, which consist of equipment, computer hardware, furniture, fixtures, purchased software, and leasehold improvements. Acquired intangible assets are amortized over their estimated useful lives. Fixed assets are depreciated on a straight-line basis. Equipment and software are depreciated over three years, furniture is depreciated over seven years and leasehold improvements and fixtures are depreciated over the shorter of the life of the asset or the term of the related lease, ranging from three to 15 years.

Occupancy, communication and office expense consists primarily of rent, utilities, supplies, and maintenance related to leased properties. New office expansions, leases, and maintenance renewal agreements are the primary drivers of fluctuations in occupancy expense. Since 2012, GETCO has invested in the build out of new and existing office locations, including the build out and development of the Palo Alto and Mumbai offices and the relocation of GETCO’s New York office. GETCO has no plans for significant office expansions in the near term. On March 18, 2013, GETCO determined to close its office in Hong Kong. This decision will not have a material effect on GETCO’s operations or results in Asia, which are generally conducted out of Singapore and Mumbai. On March 22, 2013 GETCO entered into an agreement to sublet a former New York office located at 55 Broad Street. This sublet agreement extends through the term of GETCO’s original lease. On June 30, 2013, GETCO determined to close its Palo Alto office. This decision will not have a material effect on GETCO’s operations or results; GETCO is seeking to sublet the Palo Alto office space through the term of the lease.

Restructuring costs and lease loss expense represents asset impairment charges and severance costs associated with the closing of GETCO’s Hong Kong and Palo Alto office locations, lease loss expenses from the sublet of GETCO’s New York office located at 55 Broad Street and Palo Alto office, and the write down of GETCO’s Hong Kong office lease.

Travel and entertainment expense represents airfare, hotel, and meals resulting from domestic and international travel as well as teambuilding and client entertainment expenses.

Computer supplies and maintenance expense consists primarily of computer hardware and software purchases and annual software maintenance and licensing programs. The primary drivers of fluctuations to computer supplies and maintenance costs include the timing of investments in ongoing technology upgrades and improvements.

Order flow expense represents commissions and fees paid to liquidity providers by GETCO’s ATS, GETMatched.

Interest expense on corporate borrowings and capital lease obligations consists primarily of interest from collateralized financing arrangements, capital lease obligations and long-term debt.

Other expenses relate primarily to bank commitment fees, exchange fees/dues, exchange memberships, regulatory dues, member interest expense, and value added tax, which we refer to as VAT recovery (U.K. sales tax).

Segment Commentary—Three Months Ended June 30, 2013 and 2012

The following table sets forth: (i) Revenues, (ii) Expenses, and (iii) Pre-tax earnings/(loss) from GETCO’s segments and on a consolidated basis for the three months ended June 30, 2013 and 2012 (dollars in millions):

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Market Making
Revenues	$118.4	$135.7	$(17.4)	(12.8%)
Expenses	120.3	126.1	(5.8)	(4.6)

Pre-tax earnings/(loss) [1]	(1.9)	9.7	(11.6)	n/m

Execution Services
Revenues	$13.0	$9.2	$3.9	42.0%
Expenses	15.9	10.7	5.2	48.5

Pre-tax loss [1]	(2.9)	(1.5)	(1.3)	(87.4)

Corporate & Other
Revenues	$(8.8)	$0.4	$(9.2)	n/m
Expenses	63.0	2.5	60.5	n/m

Pre-tax loss [1]	(71.8)	(2.1)	(69.7)	n/m

Eliminations [2]
Revenues/expenses	$(4.5)	$(4.2)	$(0.3)	(6.5%)

Consolidated
Revenues	$118.1	$141.1	$(23.0)	(16.3%)
Expenses	194.8	135.1	59.7	44.2

Pre-tax earnings/(loss)	(76.7)	6.0	(82.7)	n/m

*Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

1.	Pre-Tax Earnings/(Loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.
2.	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making, which are netted against revenues and regulatory, exchange, and execution fees financial statement line items.

Consolidated revenues decreased $23.0 million (-16.3%) to $118.1 million for the three months ended June 30, 2013 from $141.1 million for the three months ended June 30, 2012. The decline in consolidated revenues was primarily attributable to lower trading revenues from the Market Making segment as well as one-time asset impairment charges related to certain strategic investments in Corporate and Other. Market Making revenues were negatively impacted by lower U.S. and European equity market volumes and volatilities as well as continued market share contraction due to increased competition. For the three months ended June 30, 2013, the average daily market volumes for U.S. cash equities and the total notional volume for European cash equities declined approximately 4% and 1%, respectively, compared to the three months ended June 30, 2012. Compounding the impact of the volume declines was lower U.S. and European equity market volatility. For the three months ended June 30, 2013, the average realized 20-day volatility of the S&P 500 and Euro Stoxx 50 Futures, and the average implied volatility of the VIX declined approximately 15%, 18%, and 26%, respectively, as compared to the three months ended June 30, 2012. For the three months ended June 30, 2013, GETCO’s market share in U.S. cash equities and U.S. equity futures declined by approximately 2 percentage points and 1 percentage point, respectively, from the three months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange, respectively).

Consolidated expenses increased $59.7 million (44.2%) to $194.8 million for the three months ended June 30, 2013 from $135.1 million for the three months ended June 30, 2012. The increase in consolidated expenses was primarily attributable to higher employee compensation and related benefits and higher professional fees related to the Mergers, which were partially offset by lower regulatory, exchange and execution fees. The increase in employee compensation and related benefits was primarily due to an increase in unit-based compensation, which resulted from the vesting of all outstanding GETCO units on June 25, 2013, and higher discretionary compensation. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013, the unit vesting was triggered by a change in control provision. Professional fees increased due to higher consulting and legal fees associated with the Mergers. Total headcount at June 30, 2013 was 396 compared to 398 at June 30, 2012. For the three months ended June 30, 2013, GETCO incurred $55.3 million of merger-related expenses and $1.1 million of restructuring costs and lease loss expense related to the closing of the Palo Alto and Hong Kong office locations.

The changes in pre-tax earnings (loss) by segment for the three months ended June 30, 2013 and June 30, 2012 are summarized as follows:

•

Market Making—Pre-tax results from Market Making decreased $11.6 million to a loss of $1.9 million for the three months ended June 30, 2013 from a profit of $9.7 million for the three months ended June 30, 2012. The decline was primarily attributable to a decline in revenues, partially offset by lower expenses. Revenues were adversely impacted by lower U.S. and European equity market volumes and volatilities as well as continued market share contraction in both the equities and fixed income asset classes. For the three months ended June 30, 2013, the average daily market volumes for U.S. cash equities and the total notional volume for European cash equities declined approximately 4% and 1%, respectively, compared to the three months ended June 30, 2012. Compounding the impact of the volume declines was lower U.S. and European equity market volatilities. For the three months ended June 30, 2013, the average realized 20-day volatility of the S&P 500 and Euro Stoxx 50 Futures, and the average implied volatility of the VIX declined approximately 15%, 18%, and 26%, respectively, as compared to the three months ended June 30, 2012. For the three months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 1 percentage point, 4 percentage points, and 3 percentage points respectively, from the three months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Expenses were lower primarily due to lower regulatory, exchange, and execution fees due to lower trading volumes, lower colocation and data line expenses, and lower travel and entertainment costs.

•

Execution Services—Pre-tax loss from Execution Services increased $1.3 million (-87.4%) to a loss of $2.9 million for the three months ended June 30, 2013 from a loss of $1.5 million for the three months ended June 30, 2012. The increase in the pre-tax loss is primarily attributable to higher severance and discretionary compensation expense.

•

Corporate and Other—Pre-tax loss from Corporate and Other increased $69.7 million to a loss of $71.8 million for the three months ended June 30, 2013 from a loss of $2.1 million for the three months ended June 30, 2012. The increase in pre-tax loss was primarily attributable to higher professional fees and compensation and related benefit expenses associated with the Mergers (including costs related to unit vesting), strategic asset write-downs, higher bank fees and bank loan interest related to the issuance of $305.0 million of senior secured notes to help fund the merger, and restructuring and lease loss costs associated with closing the Palo Alto and Hong Kong offices. For the three months ended June 30, 2013, merger-related expenses (including unit vesting and interest and bank fees related to the $305.0 million of senior notes), strategic asset write-downs, and restructuring and lease loss costs totaled $55.3 million, $9.2 million, and $1.1 million, respectively.

Segment Commentary—Six Months Ended June 30, 2013 and 2012

The following table sets forth: (i) Revenues, (ii) Expenses, and (iii) Pre-tax earnings/(loss) from GETCO’s segments and on a consolidated basis for the six months ended June 30, 2013 and 2012 (dollars in millions):

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Market Making
Revenues	$225.4	$285.1	$(59.7)	(20.9%)
Expenses	222.2	258.1	(35.8)	(13.9)

Pre-tax earnings [1]	3.2	27.0	(23.8)	(88.3)

Execution Services
Revenues	$22.2	$16.9	$5.3	31.5%
Expenses	26.6	20.0	6.6	32.8

Pre-tax loss [1]	(4.3)	(3.1)	(1.2)	(39.8)

Corporate & Other
Revenues	$(7.6)	$1.1	$(8.7)	n/m
Expenses	75.3	4.7	70.6	n/m

Pre-tax loss [1]	(82.9)	(3.6)	(79.3)	n/m

Eliminations [2]
Revenues/expenses	$(9.0)	$(8.4)	$(0.6)	(7.7%)

Consolidated
Revenues	$231.0	$294.7	$(63.7)	(21.6%)
Expenses	315.0	274.4	40.6	14.8

Pre-tax earnings/(loss) [1]	(84.0)	20.3	(104.3)	n/m

*Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

1.	Pre-Tax Earnings/(Loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.

2.	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making, which are netted against revenues and regulatory, exchange, and execution fees financial statement line items.

Consolidated revenues decreased $63.7 million (-21.6%) to $231.0 million for the six months ended June 30, 2013 from $294.7 million for the six months ended June 30, 2012. The decline in consolidated revenues was primarily attributable to lower trading revenues from the Market Making segment and lower strategic investment income from the Corporate and Other segment. Market Making revenues were negatively impacted by generally lower market volatilities across the equities and fixed income asset classes and lower U.S. and European equity volumes, as well as market share contraction primarily due to increased competition in the U.S., Europe and Asia-Pacific regions. For the six months ended June 30, 2013, the average realized 20-day volatility of the S&P 500, Euro Stoxx 50, the 10-year Treasury Note Future, and the average implied volatility of the VIX declined approximately 8%, 13%, 12%, and 26%, respectively, as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, the average daily market volumes for U.S. cash equities declined approximately 5%, as compared to the six months ended June 30, 2012; total notional volume for European cash equities declined approximately 6% for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 2 percentage points, 5 percentage points, and 6 percentage points, respectively, from the six months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Strategic investment write-downs for the six months ended June 30, 2013 totaled $9.2 million.

Consolidated expenses increased $40.6 million (14.8%) to $315.0 million for the six months ended June 30, 2013 from $274.4 million for the six months ended June 30, 2012. The increase in consolidated expenses was primarily attributable to higher employee compensation and related benefits and higher professional fees related to the Mergers. The increase in employee compensation and related benefits was primarily due to an increase in unit-based compensation, which resulted from the vesting of all outstanding GETCO units on June 25, 2013. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013, the unit vesting was triggered by a change in control provision. Professional fees increased due to higher merger-related consulting and legal fees. For the six months ended June 30, 2013, GETCO incurred $60.9 million of merger-related expenses and $3.7 million of restructuring costs and lease loss expense related to the closing of the Palo Alto and Hong Kong office locations.

The changes in pre-tax earnings (loss) by segment for the six months ended June 30, 2013 and June 30, 2012 are summarized as follows:

•

Market Making—Pre-tax earnings from Market Making decreased $23.8 million (-88.3%) to $3.2 million for the six months ended June 30, 2013 from $27.0 million for the six months ended June 30, 2012. The decline was primarily attributable to lower revenues, which were partially offset by lower expenses. Revenues were adversely impacted by reduced levels of volatility, lower U.S. and European equity market volumes, increased competition, and a higher percentage of internalization in U.S. cash equity markets. For the six months ended June 30, 2013, the average realized 20-day volatility of the S&P 500, Euro Stoxx 50, and the 10-year Treasury Note Future, and the average implied volatility of the VIX declined approximately 8%, 13%, 12%, and 26%, respectively, as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, the average daily market volumes for U.S. cash equities declined approximately 5%, as compared to the six months ended June 30, 2012; total notional volume for European cash equities declined approximately 6%

for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 2 percentage points, 5 percentage points, and 6 percentage points respectively, from the six months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Expenses were lower primarily due to lower regulatory, exchange, and execution fees resulting from lower trading volumes and lower colocation and data line expenses.

•

Execution Services—Pre-tax loss from Execution Services increased $1.2 million (-39.8%) to a loss of $4.3 million for the six months ended June 30, 2013 from a loss of $3.1 million for the six months ended June 30, 2012. The increase in the pre-tax loss is primarily attributable to higher severance and discretionary compensation expense, which was partially offset by higher GETAlpha and GETDirect revenues.

•

Corporate and Other—Pre-tax loss from Corporate and Other increased $79.3 million to a loss of $82.9 million for the six months ended June 30, 2013 from a loss of $3.6 million for the six months ended June 30, 2012. The increase in pre-tax loss was primarily attributable to higher professional fees and compensation and related benefit expenses associated with the Mergers, strategic asset write-downs, higher merger related bank loan interest, and restructuring and lease loss costs associated with closing the Palo Alto and Hong Kong offices. For the six months ended June 30, 2013, merger-related expenses, strategic asset write-downs, and restructuring and lease loss costs totaled $60.9 million, $9.2 million, and $3.7 million, respectively.

Results of Operations for the Three Months Ended June 30, 2013 and 2012

The following table sets forth the consolidated statements of operations for the three months ended June 30, 2013 and 2012 (dollars in millions):

Consolidated Statement of Operations

	(Unaudited) Three Months Ended June 30,
	2013	2012	$ Change	% Change
Revenues
Trading gains and losses, net	$127.2	$141.7	$(14.5)	(10.3%)
Interest and dividends, net	0.6	(0.8)	1.4	n/m
Loss on investments, net	(9.2)	-	(9.2)	n/m
Other (loss) income, net	(0.5)	0.2	(0.7)	n/m

Total revenues	118.1	141.1	(23.0)	(16.3)

Expenses
Employee compensation and related benefits	76.1	39.6	36.5	92.2
Regulatory, exchange and execution fees	46.0	52.6	(6.6)	(12.6)
Colocation and data line expenses	20.4	21.8	(1.4)	(6.4)
Professional fees	23.2	4.0	19.2	474.1
Depreciation and amortization	7.7	7.7	0.0	0.2
Occupancy, communication, and office	4.2	3.8	0.4	10.2
Restructuring costs and lease loss	1.1	-	1.1	n/m
Travel and entertainment	1.6	2.8	(1.1)	(40.3)
Computer supplies and maintenance	0.9	1.2	(0.3)	(25.9)
Order flow expense	0.8	0.7	0.1	19.4
Interest expense on corporate borrowings and capital lease obligations	2.2	0.5	1.6	n/m
Other expenses	10.6	0.4	10.2	n/m

Total expenses	194.8	135.1	59.7	44.2

(Loss) income before income taxes	(76.7)	6.0	(82.7)	n/m
Provision for income taxes	3.3	2.3	1.0	45.5

Net (loss) income	$(80.0)	$3.8	$(83.8)	n/m

* Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

Revenues

Market Making

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Market Making (dollars in millions)[1]	$118.4	$135.7	$(17.4)	(12.8%)

1.	Includes debit, credit, and short stock interest, as well as dividend income and expense resulting from trading operations.

Total revenues from Market Making declined $17.4 million (-12.8%) to $118.4 million for the three months ended June 30, 2013 from $135.7 million for the three months ended June 30, 2012. Market

Making revenues for the three months ended June 30, 2013 primarily represent trading gains and losses and were negatively impacted by industry-specific trends such as lower market volatilities and volumes, as well as continued market share contraction primarily due to a continued increase in competition.

Execution Services

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Execution Services (dollars in millions)	$13.0	$9.2	$3.9	42.0%

Total revenues from Execution Services, which includes fees from GETCO’s Market Making segment and commissions and fees from agency execution activities, increased $3.9 million (42.0%) to $13.0 million for the three months ended June 30, 2013 from $9.2 million for the three months ended June 30, 2012. The increase in revenue was primarily attributable to increased third party revenues from GETCO’s GETAlpha product and higher trading revenues from the GETDirect fixed income product.

Corporate and Other

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Corporate and Other (dollars in millions)[1]	$(8.8)	$0.4	$(9.2)	n/m

1.      Includes non-trading position related interest income, dividend income related to certain strategic investments, income (loss) from certain strategic investments, mark-to-market gains and losses on GETCO’s short term investments, and currency conversion gains/(losses) related to non-U.S. dollar denominated cash deposits held at clearing firms. Intercompany rebates and fees paid to Execution Services from Market Making are accounted for through intercompany eliminations and are not included in Corporate and Other.

Total revenues from the Corporate and Other segment decreased $9.2 million to a loss of $8.8 million for the three months ended June 30, 2013 from $0.4 million for the three months ended June 30, 2012. The decrease in revenue was primarily attributable to $9.2 million of strategic asset write-downs.

Expenses

Employee compensation and related benefits increased $36.5 million (92.2%) to $76.1 million for the three months ended June 30, 2013 from $39.6 million for the three months ended June 30, 2012. This increase was primarily attributable to higher discretionary compensation in the quarter and an increase in unit-based compensation costs, which resulted from the vesting of all outstanding GETCO units on June 25, 2013 and the favorable conversion ratio of GETCO units into shares of KCG provided to certain owners who were also employees. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013 the unit vesting was triggered by a change in control provision. Severance costs decreased $3.0 million (-57.5%) to $2.2 million for the three months ended June 30, 2013 from $5.1 million for the three months ended June 30, 2012.

Regulatory, exchange, and execution fees declined $6.6 million (-12.6%) to $46.0 million for the three months ended June 30, 2013 from $52.6 million for the three months ended June 30, 2012. The decline in expenses was primarily driven by lower trading volumes.

Colocation and data line expenses decreased $1.4 million (-6.4%) to $20.4 million for the three months ended June 30, 2013 from $21.8 million for the three months ended June 30, 2012. The decrease in colocation and data line expenses is primarily attributable to negotiated contractual cost savings.

Professional fees increased $19.2 million (474.1%) to $23.2 million for the three months ended June 30, 2013 from $4.0 million for the three months ended June 30, 2012. The increase in professional fees is primarily attributable to the Mergers. For the three months ended June 30, 2013 GETCO incurred $21.6 million of professional fees related to the Mergers. Excluding merger-related costs, professional fees decreased primarily due to lower placement fees and non-merger related legal, audit, and communication fees.

Depreciation and amortization expense remained unchanged at $7.7 million for the three months ended June 30, 2013 and three months ended June 30, 2012.

Occupancy, communication and office expenses increased $0.4 million (10.2%) to $4.2 million for the three months ended June 30, 2013 from $3.8 million for the three months ended June 30, 2012. Increases were primarily attributable to higher rent from the opening of GETCO’s New York office in late 2012.

Restructuring costs and lease loss expenses increased $1.1 million to $1.1 million for the three months ended June 30, 2013 from $0.0 million for the three months ended June 30, 2012. The increase in restructuring costs and lease loss expense was attributable to asset impairment charges, lease loss, and employee costs associated with the closing of GETCO’s Palo Alto and Hong Kong office locations.

Travel and entertainment expenses decreased $1.1 million (-40.3%) to $1.6 million for the three months ended June 30, 2013 from $2.8 million for the three months ended June 30, 2012. The decline in travel and entertainment costs was primarily attributable to lower air travel and lodging expenses resulting from changes in GETCO’s travel policy, limiting non-essential travel, and the elimination of GETCO’s fractional jet share. For the three months ended June 30, 2013, GETCO incurred $0.4 million of travel expenses related to the Merger.

Computer supplies and maintenance expense decreased $0.3 million (-25.9%) to $0.9 million for the three months ended June 30, 2013 from $1.2 million for the three months ended June 30, 2012. The decrease in computer supplies and maintenance expense was primarily attributable to lower equipment, software, and maintenance purchases.

Interest expense on corporate borrowings increased $1.6 million to $2.2 million for the three months ended June 30, 2013 from $0.5 million for the three months ended June 30, 2012. The increase in interest expense primarily relates to interest on the $305.0 million of 8.25% senior secured notes that were issued on June 5, 2013 and placed into escrow until the closing of the Mergers on July 1, 2013. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.2 to this Current Report on Form 8-K.

Other expenses increased $10.2 million to $10.6 million for the three months ended June 30, 2013 from $0.4 million for the three months ended June 30, 2012 primarily due to $8.9 million of bank commitment fees related to the Mergers as well as fees associated with GETCO’s $350.0 million secured revolving credit facility, which closed in June 2012. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.2 to this Current Report on Form 8-K.

Results of Operations for the Six Months Ended June 30, 2013 and 2012

The following table sets forth the consolidated statements of operations for the six months ended June 30, 2013 and 2012 (dollars in millions):

Consolidated Statement of Operations

	(Unaudited) Six Months Ended June 30,
	2013	2012	$ Change	% Change
Revenues
Trading gains and losses, net	$239.7	$294.9	$(55.3)	(18.7%)
Interest and dividends, net	0.5	(1.0)	1.5	n/m
Loss on investments, net	(8.8)	-	(8.8)	n/m
Other (loss) income, net	(0.4)	0.7	(1.2)	n/m

Total revenues	231.0	294.7	(63.7)	(21.6)

Expenses
Employee compensation and related benefits	108.8	81.1	27.7	34.2
Regulatory, exchange and execution fees	86.9	102.4	(15.5)	(15.1)
Colocation and data line expenses	40.0	42.7	(2.7)	(6.3)
Professional fees	30.3	8.7	21.6	249.1
Depreciation and amortization	15.9	19.6	(3.7)	(18.8)
Occupancy, communication, and office	8.2	7.5	0.6	8.6
Restructuring costs and lease loss	3.7	-	3.7	n/m
Travel and entertainment	3.0	5.8	(2.8)	(47.7)
Computer supplies and maintenance	1.8	2.6	(0.8)	(29.3)
Order flow expense	1.7	1.5	0.2	15.7
Interest expense on corporate borrowings and capital lease obligations	2.6	1.3	1.3	104.1
Other expenses	12.0	1.2	10.8	909.8

Total expenses	315.0	274.4	40.6	14.8

(Loss) income before income taxes	(84.0)	20.3	(104.3)	n/m
Provision for income taxes	5.3	5.6	(0.3)	(4.9)

Net (loss) income	$(89.3)	$14.7	$(104.0)	n/m

* Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

Revenues

Market Making

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Market Making (dollars in millions) [1]	$225.4	$285.1	$(59.7)	(20.9%)

1.	Includes debit, credit, and short stock interest.

Total revenues from Market Making declined $59.7 million (-20.9%) to $225.4 million for the six months ended June 30, 2013 from $285.1 million for the six months ended June 30, 2012. Market Making revenues for the six months ended June 30, 2013 primarily represent trading gains and losses and were negatively impacted by industry-specific trends such as reduced levels of volatility, lower U.S. and European equity market volumes, increased competition, and a higher percentage of internalization in U.S. cash equity markets.

Execution Services

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Execution Services (dollars in millions)	$22.2	$16.9	$5.3	31.5%

Total revenues from Execution Services, which includes fees from GETCO’s Market Making segment and commissions and fees from agency execution activities, increased $5.3 million (31.5%) to $22.2 million for the six months ended June 30, 2013 from $16.9 million for the six months ended June 30, 2012. The increase in revenue was primarily attributable to increased third party revenues from GETCO’s GETAlpha product and higher trading revenues from the GETDirect fixed income product.

Corporate and Other

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Corporate and Other (dollars in millions) [1]	$(7.6)	$1.1	$(8.7)	n/m

1.	Includes non-trading position related interest income, dividend income related to certain strategic investments, income (loss) from certain strategic investments, mark-to-market gains and losses on GETCO’s short-term investments, and currency conversion gains/(losses) related to non-U.S. dollar denominated cash deposits held at clearing firms. Intercompany rebates and fees paid to Execution Services from Market Making are accounted for through intercompany eliminations and are not included in Corporate and Other.

Total revenues from the Corporate and Other segment decreased $8.7 million to a loss of $7.6 million for the six months ended June 30, 2013 from a profit of $1.1 million for the six months ended June 30, 2013. The decline in revenue was primarily attributable to a $9.2 million loss resulting from strategic asset write-downs.

Expenses

Employee compensation and related benefits increased $27.7 million (34.2%) to $108.8 million for the six months ended June 30, 2013 from $81.1 million for the six months ended June 30, 2012. This increase was primarily attributable to higher discretionary compensation and an increase in unit-based compensation costs, which resulted from the vesting of all outstanding GETCO units on June 25, 2013 and the favorable conversion ratio of GETCO units into shares of KCG provided to certain owners who were also employees. Upon approval of the Mergers by the Knight shareholders and the GETCO unit holders at the special meetings held on June 25, 2013 the unit vesting was triggered by a change in control provision. Severance costs decreased $3.1 million (-39.1%) to $4.8 million for the six months ended June 30, 2013 from $7.9 million for the six months ended June 30, 2012.

Regulatory, exchange, and execution fees declined $15.5 million (-15.1%) to $86.9 million for the six months ended June 30, 2013 from $102.4 million for the six months ended June 30, 2012. The decline in expenses was primarily driven by lower trading volumes.

Colocation and data line expenses decreased $2.7 million (-6.3%) to $40.0 million for the six months ended June 30, 2013 from $42.7 million for the six months ended June 30, 2012. The decrease in colocation and data line expenses is primarily attributable to negotiated contractual costs savings.

Professional fees increased $21.6 million (249.1%) to $30.3 million for the six months ended June 30, 2013 from $8.7 million for the six months ended June 30, 2012. The increase in professional fees was attributable to the Mergers, which were partially offset by lower placement fees and non-merger related legal fees. For the six months ended June 30, 2013, GETCO incurred $26.9 million of professional fees related to the Mergers.

Depreciation and amortization decreased $3.7 million (-18.8%) to $15.9 million for the six months ended June 30, 2013 from $19.6 million for the six months ended June 30, 2012. The decline in depreciation and amortization expense was primarily attributable to lower equipment depreciation resulting from depreciation run-off in excess of new spending for equipment purchases.

Occupancy, communication and office expenses increased $0.6 million (8.6%) to $8.2 million for the six months ended June 30, 2013 from $7.5 million for the six months ended June 30, 2012. The increase in occupancy, communication and office expense was primarily attributable to higher rent associated with the relocation of GETCO’s New York office in late 2012.

Restructuring costs and lease loss expenses increased $3.7 million to $3.7 million for the six months ended June 30, 2013 from $0.0 million for the six months ended June 30, 2012. The increase in restructuring costs and lease loss expenses was attributable to asset impairment charges and employee costs associated with the closing of GETCO’s Palo Alto and Hong Kong offices, lease loss expense from the sublet of GETCO’s Palo Alto office and New York office located at 55 Broad Street, and a write down of GETCO’s Hong Kong office lease.

Travel and entertainment expenses decreased $2.8 million (-47.7%) to $3.0 million for the six months ended June 30, 2013 from $5.8 million for the six months ended June 30, 2012. The decline in travel and entertainment costs was primarily attributable to lower airfare and lodging expenses resulting from changes in GETCO’s travel policy, limiting non-essential travel, and the elimination of GETCO’s fractional jet share. For the six months ended June 30, 2013, GETCO incurred $0.7 million of travel expenses related to the Merger.

Computer supplies and maintenance expense decreased $0.8 million (-29.3%) to $1.8 million for the six months ended June 30, 2013 from $2.6 million for the six months ended June 30, 2012. The decrease in computer supplies and maintenance expense was primarily attributable to lower equipment and software purchases.

Interest expense on corporate borrowings increased $1.3 million (104.1%) to $2.6 million for the six months ended June 30, 2013 from $1.3 million for the six months ended June 30, 2012. The increase in interest expense primarily relates to interest on the $305.0 million of 8.25% senior secured notes that were issued on June 5, 2013 and placed into escrow until the closing of the Merger on July 1, 2013. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.2 to this Current Report on Form 8-K.

All other expenses increased $10.8 million (909.8%) to $12.0 million for the six months ended June 30, 2013 from $1.2 million for the six months ended June 30, 2012 primarily due to $8.9 million of bank commitment fees as well as fees associated with GETCO’s $350.0 million secured revolving credit facility, which closed in June 2012. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.2 to this Current Report on Form 8-K.

Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax Earnings

We believe that certain non-GAAP financial presentations, when taken into consideration with the corresponding GAAP financial presentations, are important in understanding our operating results. The adjustments incorporate the effects of losses from strategic asset impairments, expenses associated with the Mergers, severance and non-compete expenses related to termed employees, and restructuring and lease loss costs related to the closing of certain office locations and sublet of leaseholds. We believe this presentation provides meaningful information to shareholders and investors as they provide comparability for our results of operations for the three and six months ended June 30, 2013 with the results for the three and six months ended June 30, 2012. The following table provides a full reconciliation of GAAP to non-GAAP pre-tax results for the three and six months ended June 30, 2013 (dollars in millions):

Three months ended June 30, 2013	Market Making	Execution Services	Corporate and Other	Consolidated
GAAP pre-tax loss:	$ (1.9)	$(2.9)	$(71.8)	$(76.7)
Merger - professional fees, bank fees, interest expense, and other	-	-	33.3	33.3
Merger - unit and deferred compensation	-	-	22.0	22.0
Strategic asset impairments	-	-	9.2	9.2
Severance and non-compete	1.9	0.3	-	2.2
Restructuring and lease loss	-	-	1.1	1.1

Non-GAAP loss from operations before income taxes	$(0.1)	$(2.6)	$(6.2)	$(8.9)

Six months ended June 30, 2013	Market Making	Execution Services	Corporate and Other	Consolidated
GAAP pre-tax income (loss):	$3.2	$(4.3)	$(82.9)	$(84.0)
Merger - professional fees, bank fees, interest expense, and other	-	-	38.9	38.9
Merger - unit and deferred compensation	-	-	22.0	22.0
Strategic asset impairments	-	-	9.2	9.2
Severance and non-compete	4.0	0.9	-	4.8
Restructuring and lease loss	-	-	3.7	3.7

Non-GAAP income (loss) from operations before income taxes	$7.1	$(3.5)	$(9.1)	$(5.4)

*Totals may not add due to rounding

Financial Condition as of June 30, 2013 and December 31, 2012

GETCO has historically maintained a highly liquid balance sheet, with a substantial portion of total assets consisting of cash and cash equivalents, highly liquid marketable securities and short term receivables.

As of June 30, 2013 and December 31, 2012, GETCO had $2,194.4 million and $1,687.5 million of total assets, respectively. The assets consisting of cash and other assets readily convertible into cash were as follows (dollars in millions):

	(Unaudited) As of June 30,	As of December 31,
	2013	2012
Cash and cash equivalents	$466.5	$427.6
Restricted cash and cash equivalents	308.1	—
Receivables from exchanges	20.3	11.5
Receivables from clearing brokers and clearing organizations	290.0	85.3
Securities and options owned, at fair value
Equity securities	434.3	382.0
Listed equity options	111.6	92.3
Debt securities	21.5	183.6
Collateralized agreements:
Securities borrowed	97.1	55.1

Total cash and assets readily convertible to cash	$1,749.4	$1,237.4

It is GETCO’s expectation that substantially all of the amounts disclosed in the table above could be liquidated to cash within five business days under normal market conditions; however, the liquidated values may be subjected to haircuts during distressed markets.

Securities and options owned, at fair value, principally consist of equities and listed equity options that trade primarily on U.S. and European equity markets, as well as corporate debt securities, which include short-term bond funds held as part of GETCO’s cash management.

Securities borrowed represent the value of cash or other collateral deposited with securities lenders to facilitate GETCO’s trade settlement process.

Receivables from exchanges are related to market volume based liquidity rebates.

Receivables from clearing brokers include interest bearing cash balances held with third party clearing brokers, including, or net of, amounts related to securities transactions. Receivables from clearing organizations include interest bearing cash balances including, or net of, securities transactions that have not yet reached their contracted settlement date.

Other assets primarily represent deposits and other miscellaneous receivables.

Total assets increased $506.8 million (30.0%) to $2,194.4 million at June 30, 2013 from $1,687.5 million at December 31, 2012. The majority of the increase in assets related to an increase in restricted cash and cash equivalents, receivables from clearing brokers and clearing organizations, equity securities and listed equity options owned, securities borrowed, and cash and cash equivalents, which were partially offset by a decline in debt securities owned. Restricted cash and cash equivalents increased $308.1 million to $308.1 million at June 30, 2013 from $0.0 million at December 31, 2012 primarily due to the $305.0 million of senior secured notes issued June 5, 2013. Receivables from clearing brokers and clearing organizations increased $204.8 million (240.1%) to $290.0 million at June 30, 2013 from $85.3 million at December 31, 2012 due to higher deposits at third party clearing organizations resulting from an increase in positions. Securities borrowed increased $42.0 million (76.1%) to $97.1 million at June 30, 2013 from $55.1 million at December 31, 2012. This increase is primarily related to growth of the options market making and international arbitrage businesses. Cash and cash equivalents increased $38.9 million (9.1%) to $466.5 million at June 30, 2013 from $427.6 million at December 31, 2012 primarily due to proceeds from the sale of GETCO’s short-term bond funds, which were partially offset by cash required to fund the operations during the six months ended June 30, 2013. Securities and options owned, which fluctuate based on trading volumes, market conditions, GETCO’s short-term investment holdings, and trading strategies utilized in the options market making and international arbitrage businesses, decreased $90.6 million (-13.8%) to $567.4 million at June 30, 2013 from $657.9 million at December 31, 2012, primarily due to the sale of GETCO’s short-term bond funds, partially offset by an increase in equity securities and listed equity options related to the growth of GETCO’s options market making and international arbitrage businesses.

Total liabilities increased $569.6 million (78.9%) to $1,291.3 million at June 30, 2013 from $721.7 million at December 31, 2012 primarily due to an increase in notes payable and securities and options sold, not yet purchased. Notes payable increased $305.0 million to $320.0 million due to the $305.0 million of senior secured notes issued June 5, 2013. Securities and options sold, not yet purchased increased $230.1 million (44.9%) to $742.7 million at June 30, 2013 from $512.6 million at December 31, 2012, primarily reflecting the impact of growth in the options market making and international arbitrage businesses. Payables to clearing brokers increased $9.9 million (41.0%) to $34.1 million at June 30, 2013 from $24.2 million at December 31, 2012, primarily due to higher net trading positions. Compensation payable increased $8.9 million (29.6%) to $39.1 million at June 30, 2013 from $30.2 million at December 31, 2012. The increase was primarily due to higher incentive compensation, partially offset by the payment of 2012 year-end bonuses.

Members’ equity decreased $41.2 million (-6.3%) to $613.5 million at June 30, 2013 from $654.7 million at December 31, 2012. The decrease primarily reflects a decrease in retained earnings.

Liquidity and Capital Resources

GETCO finances its business primarily with cash generated by operations, member contributions and clearing firm borrowings. GETCO had net current assets, which consist of net assets readily convertible into cash less current liabilities, of $793.5 million at June 30, 2013.

GETCO has completed several acquisitions over the last few years. In March 2010, GETCO acquired NYSE DMM rights from Barclays for $21.0 million and in December 2011, GETCO acquired additional DMM rights from Bank of America for $30.8 million. In July 2011, GETCO acquired Automat Limited for $11.9 million in cash and equity. In each case, there is no earn-out or contingent obligations.

Loss before income taxes was $69.6 million and income before income taxes was $6.0 million for the three months ended June 30, 2013 and 2012, respectively. Included in these amounts were certain non-cash expenses such as unit-based compensation, depreciation, and amortization. Unit-based compensation was $16.9 million and $0.8 million for the three months ended June 30, 2013 and 2012, respectively. Depreciation and amortization expense was $7.7 million and $7.7 million for the three months ended June 30, 2013 and 2012, respectively.

Capital expenditures related to GETCO’s operations were $6.2 million and $10.1 million for the three months ended June 30, 2013 and 2012, respectively. There were no payments related to acquisitions of businesses, trading rights and other items for the three months ended June 30, 2013 or 2012.

On June 30, 2011, GETCO entered into a $30.0 million one year unsecured revolving credit facility with a single lender, which was amended on March 30, 2012 to increase the amount to $50.0 million, extend the maturity to July 5, 2015, and create a sub limit for letters of credit. Borrowings under the facility bore interest at LIBOR plus a margin of 2.5%. This facility was retired on May 21, 2013, at which time there were $3.0 million of letters of credit outstanding, which were subsequently cash collateralized.

On August 12, 2011, Octeg entered into a $50.0 million one year Secured Revolving Credit Facility with a single lender, which was retired on June 6, 2012. Borrowings under the facility were used to finance the purchase and settlement of securities, and bore interest at LIBOR plus a margin of 1.75% per annum. A commitment fee of 0.30% per annum on the average daily unused portion of the facility was payable quarterly in arrears.

On October 25, 2011, GETCO issued $15.0 million of seven year senior unsecured notes to a single lender, which were repaid in full (including accrued interest) upon the closing of the Mergers on July 1, 2013. The notes bore interest at a rate of 5.95% per annum and required, among other restrictions, the maintenance of certain financial covenants. At June 30, 2013, GETCO was in compliance with these covenants.

On June 6, 2012, Octeg entered into a $350.0 million three year secured revolving credit facility with a consortium of banks. Borrowings under the facility can be used to finance the purchase and settlement of securities and bear interest at LIBOR plus a margin of 1.75% per annum. A commitment fee at a rate of 0.35% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The facility requires, among other restrictions, the maintenance of certain financial covenants. At June 30, 2013, Octeg was in compliance with these covenants. No amount was drawn under the facility at June 30, 2013. Upon the closing of the Mergers on July 1, 2013, the facility was terminated and replaced with the OCTEG-KCA Revolving Facility described in Note 17 to the financial statements included as Exhibit 99.2 to this Current Report on Form 8-K, which includes changes to add Knight Capital Americas LLC as a borrower, add KCG as a guarantor, increase the amount of revolving loans available to be drawn to $450.0 million, make loans available to KCA to fund margin deposits with the NSCC and make certain financial covenant and other changes.

On June 5, 2013, in connection with the closing of the Mergers, GETCO Financing Escrow, LLC (“Finance LLC”) issued the $305.0 million of 8.25% senior secured notes due June 15, 2018 (the “Senior Secured Notes”). Proceeds from the notes were placed into escrow until the closing of the Mergers on July 1, 2013, at which time Finance LLC was merged into KCG, with KCG surviving. The proceeds from the Senior Secured Notes, along with proceeds from $535.0 million of first lien term loans borrowed by KCG and $55.0 million of contributed equity by General Atlantic LLC, were used to fund the cash consideration paid to former shareholders of Knight in the Knight Merger, redeem existing debt of Knight, redeem existing debt of GETCO, and pay fees and expenses associated with the Mergers. The Senior Secured Notes require compliance with negative and affirmative covenants, that limit KCG’s ability to make distributions and investments, among other restrictions.

GETCO’s U.S. registered broker-dealers are subject to regulatory requirements intended to ensure the general financial soundness and liquidity of broker-dealers and require the maintenance of minimum levels of net capital, as defined in Rule 15c3-1 of the Exchange Act. These regulations also prohibit a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to its parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of its total net capital to less than 120.0% of its required minimum capital. Moreover, a broker-dealer is required to notify the SEC and other regulators prior to repaying subordinated borrowings, paying dividends and making loans to its parent, affiliates or employees, or otherwise entering into transactions, which, if executed, would result in a reduction of 30.0% or more of its excess net capital (net capital less minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer. As of June 30, 2013, all of GETCO’s U.S. broker-dealers were in compliance with the applicable regulatory net capital rules.

The following table sets forth the net capital levels and requirements for the following domestic regulated broker-dealer subsidiaries at June 30, 2013, as reported in their respective regulatory filings (dollars in millions):

Entity	Net Capital	Net Capital Requirement	Excess Net Capital
OCTEG, LLC	$100.0	$1.0	$99.0
GETCO Securities, LLC	$60.8	$1.0	$59.8
GETCO Execution Services, LLC	$3.7	$0.3	$3.4

GETCO, LLC, is a clearing member of the Chicago Mercantile Exchange, a self-regulatory organization (“SRO”), and is subject to net capital requirements as determined by SRO rules. The following table sets forth the net capital levels and requirements at June 30, 2013, as reported in its regulatory filing (dollars in millions):

Entity	Net Capital	Net Capital Requirement	Excess Net Capital
GETCO, LLC	$106.5	$5.0	$101.5

GETCO’s foreign registered broker-dealers are subject to certain financial resource requirements of either the Financial Conduct Authority (“FCA”) or the Australian Securities and Investment Commission. Effective June 2013 GETCO is no longer operating in Hong Kong and therefore is no longer subject to compliance with the Hong Kong Securities and Futures Commission. GETCO’s Australia subsidiary was in compliance with its financial resource requirement at June 30, 2013. The following table sets forth the financial resource requirement for GETCO Europe Limited, GETCO’s FCA regulated broker-dealer subsidiary, at June 30, 2013 (dollars in millions):

Entity	Financial Resources	Resource Requirement	Excess Financial Resources
GETCO Europe Limited	$162.1	$110.9	$51.2

Off-Balance Sheet Arrangements

As of June 30, 2013, GETCO did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Effects of Inflation

Because the majority of GETCO’s assets are liquid in nature, they are not significantly affected by inflation. However, the rate of inflation may affect expenses, such as employee compensation, office leasing costs and trading infrastructure expenses, which may not be readily offset by higher revenues. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect GETCO’s financial position and results of operations.

Critical Accounting Policies

GETCO’s annual consolidated financial statements are based on the application of GAAP, which requires GETCO to make estimates and assumptions about future events that affect the amounts reported in GETCO’s annual consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates and any such differences may be material to GETCO’s annual consolidated financial statements. GETCO management believes that the estimates set forth below may involve a higher degree of judgment and complexity in their application than other accounting estimates and represent the critical accounting estimates used in the preparation of GETCO’s annual consolidated financial statements. GETCO management believes its judgments related to these accounting estimates are appropriate. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.

Financial Instruments and Fair Value

GETCO values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that GETCO has the ability to access, which does not require significant managerial judgment.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value.

GETCO’s financial instruments owned and financial instruments sold, not yet purchased will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

The fair value of options and derivatives is determined using an option pricing model based on observable inputs such as implied volatility and risk-free interest rate, and are classified within Level 2 of the fair value hierarchy.

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Goodwill and Intangible Assets

GETCO determines the values and useful lives of intangible assets upon acquisition. Goodwill is the cost of acquired companies or businesses in excess of the fair value of net assets, including identifiable intangible assets, at the acquisition date. Goodwill and intangible assets are assessed for impairment annually or when events indicate that the amounts may not be recoverable.

GETCO assesses goodwill and intangibles for impairment at the reporting unit level. GETCO’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by GETCO’s chief operating decision maker. As part of the assessment for impairment, GETCO considers the fair value of the respective reporting unit as well as the overall market value of GETCO compared to its net book value. The fair value estimate of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which GETCO believes to be the most reliable indicator of the fair values of its respective reporting units.

If goodwill or an intangible asset is deemed impaired, it is written down to its estimated impaired value.

Strategic Investments

Strategic investments are accounted for under the equity method, at cost or at fair value. GETCO uses the equity method of accounting where GETCO is considered to exert significant influence on the investee. GETCO holds strategic investments at cost, less impairment if any, when GETCO is not considered to exert significant influence on operating and financial policies of the investee. Investments deemed to be available for sale assets are re-measured to fair value at the end of each period with changes in fair value recorded through other comprehensive income.

GETCO reviews investments on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If GETCO assesses that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, GETCO writes the investment down to its estimated impaired value.

Accounting Standards Updates

Recently adopted accounting guidance

In December 2011, the FASB issued an ASU that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting agreements. The new disclosures are required for reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on GETCO’s Consolidated Financial Statements.

In February 2013, the FASB issued an ASU that requires additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present either on the face of the income statement or in the notes to the financial statements; the effects on the specific line items of the income statement for amounts reclassified out of accumulated other comprehensive income. This ASU is effective for reporting periods beginning after December 15, 2012. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on GETCO’s Consolidated Financial Statements.

Recent accounting guidance to be adopted in future periods

In March 2013, the FASB issued an ASU concerning parent’s accounting for the cumulative translation adjustment upon recognition of certain subsidiaries of groups of assets within a foreign entity or of an investment in a foreign entity. This ASU provides for the release of the cumulative translation adjustment into net income when a parent sells a part or all of its investment within a foreign entity, no longer holds a controlling interest in an investment in a foreign entity or obtains control of an investment in a foreign entity that was previously recognized as an equity method investment. This ASU is effective for reporting periods beginning after December 15, 2013, however early adoption is permitted. We are evaluating the impact of this ASU on GETCO’s Consolidated Financial Statements.

In July 2013, the FASB issued an ASU to clarify the financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU requires entities to present an unrecognized tax benefit as a reduction of a deferred tax asset for a NOL carryforward whenever the NOL or tax credit carryforward would be available to reduce the additional taxable income or tax due if the tax position is disallowed. The ASU is required for reporting periods after December 31, 2013. Upon adoption, entities are required to apply the provisions of the ASU prospectively for all unrecognized tax benefits that exist at the adoption date, however, the ASU also indicates that retrospective application is permitted. The Company is currently evaluating the impact that such adoption will have on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

GETCO is exposed to numerous risks in the ordinary course of business and activities; therefore, effective risk management is critical to the Company’s financial soundness and profitability. GETCO maintains a comprehensive risk management structure and processes to monitor and evaluate the principal risks assumed in conducting business. The Company’s risk management policies, procedures, and methodologies are subject to ongoing review and modification. GETCO’s principal risks are as follows:

Market Risk

GETCO’s market making and trading activities expose GETCO’s capital to significant risks. These risks include, but are not limited to, absolute and relative price movements, price volatility, interest rates, credit terms, and changes in liquidity, over which GETCO has virtually no control. Equity price risks result from exposure to changes in prices and volatilities of individual equities, equity indices and other equity baskets or portfolios. Interest rate risks result primarily from exposure and changes in the relative yields of different fixed income instruments, the volatility of interest rates and credit spreads.

For working capital purposes, GETCO invests in money market funds or maintains interest-bearing balances at banks and in GETCO’s trading accounts with clearing brokers, which are classified as cash and cash equivalents and receivable from clearing brokers and clearing organizations, respectively, on the annual consolidated financial statements. These balances do not have maturity dates, effectively alleviating significant market risk, as the balances are short-term in nature and subject to daily repricing. GETCO’s cash and cash equivalents held in foreign currencies are subject to the exposure of foreign currency fluctuations. These balances are monitored daily and are not material to GETCO’s overall cash position.

GETCO employs proprietary position management and trading systems that provide real-time, on-line position management and inventory control. GETCO monitors its risks by reviewing trading positions and their appropriate risk measures. GETCO has established a system whereby transactions are monitored by senior management and an independent risk control function on a real-time basis as are individual and aggregate dollar and inventory position totals, risk allocations, and real-time profits and losses. GETCO’s management of trading positions is enhanced by GETCO’s review of mark-to-market valuations and position summaries on a daily basis.

In the normal course of business, GETCO maintains inventories of exchange-listed and OTC equity securities, listed equity options, and fixed income products. The following table illustrates the fair values of these financial instruments at June 30, 2013 and June 30, 2012 (dollars in millions):

	(Unaudited)
	As of June 30,	As of June 30,
	2013	2012
Long stocks [1]	$433.5	$369.4
Short stocks	645.7	748.3

Net short	(212.2)	(378.9)

Long options	$111.6	$98.9
Short options	80.5	99.0

Net long/(short)	31.1	(0.1)

Long bonds [2]	$21.5	$-
Short bonds	16.5	-

Net long	5.0	-

Long treasury bills	$6.7	$5.5

1.	Long stocks as of June 30, 2013 excludes $204.2 million of Knight common shares and $0.8 million of joint back office stock holdings, which we refer to as JBO stock. Long stocks as of June 30, 2012 excludes JBO stock amounts of $0.8 million. JBO stock relates to GETCO’s investments in certain of its clearing organizations that were made to reduce GETCO’s margin requirements under Regulation T.

2.	Excludes short term bond fund amounts of $3.0 million as of June 30, 2012.

Based on the above position levels, the potential change in fair value, using a hypothetical 10% decline in prices, is estimated to be a loss of $0.1 million as of June 30, 2013 and a gain of $3.8 million as of June 30, 2012, due to the offset of gains in short positions against losses in long positions.

Operational Risk

Operational risk can arise from many factors ranging from routine processing errors to potentially costly incidents arising, for example, from major systems failures. GETCO’s businesses are highly dependent on GETCO’s ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in several currencies. GETCO incurs operational risk across all of its business activities, including revenue generating activities as well as support functions. Legal and compliance risk is included in the scope of operational risk and is discussed below under “Legal Risk.”

Primary responsibility for the management of operational risk lies with GETCO’s operating segments and supporting functions. GETCO’s operating segments maintain controls designed to manage and mitigate operational risk for existing activities. As new products and business activities are developed, GETCO endeavors to identify operational risks and design controls to seek to mitigate the identified risks.

Disaster recovery plans are in place for critical facilities related to GETCO’s primary operations and resources and redundancies are built into the systems as deemed reasonably appropriate. GETCO has also established policies, procedures and technologies designed to protect its systems and other assets from unauthorized access.

Liquidity Risk

Liquidity risk is the risk that GETCO would be unable to meet its financial obligations as they arise in both normal and strained funding environments. To that end, GETCO has established a comprehensive and conservative set of policies that govern the management of liquidity risk for GETCO at the holding company and at the subsidiary entity level.

GETCO maintains readily available liquidity primarily in the form of cash and other highly liquid instruments to satisfy intraday and day-to-day funding needs, as well as potential cash needs under stressed liquidity conditions. In addition, GETCO maintains committed and uncommitted credit facilities with a number of unaffiliated financial institutions. In connection with the uncommitted credit facilities, the lender is at no time under any obligation to make any advance under the credit line, and any outstanding loans must be repaid on demand from the lender.

GETCO’s holding company and subsidiary level readily available liquidity as of June 30, 2013 and December 31, 2012 was comprised of the following (dollars in millions):

	(Unaudited) As of June 30,	As of December 31,
	2013	2012
HOLDING COMPANY:
Liquidity Composition
Cash Held at Banks	$146.0	$3.7
Money Market and Other Highly Liquid Investments	0.0	110.8

Total Liquidity Pool	$146.0	$114.5

SUBSIDIARIES:
Cash and Other Highly Liquid Investments Held by Subsidiaries	$628.6	$313.1

GETCO regularly performs liquidity risk stress testing based on a scenario that considers both market-wide and company-specific stresses. Given the nature of GETCO’s business activity and balance sheet composition, survival over the first one to three days of a severe stress environment are most critical, after which management actions could be effectively implemented to navigate through prolonged periods of financial stress. The modeled cash inflows and outflows from the stress test serve as a quantitative input to assist GETCO in establishing its liquidity risk and targeted amount of liquid assets to be held. The liquidity stress test considers cash flow risks arising from, but not limited to, operational events, a severe and adverse change in market prices, and additional margin requirements. Over the course of the first six months of 2013 and the year ended December 31, 2012, GETCO generally maintained sufficient liquidity and liquid resources to satisfy the stress test.

Capital Risk

Government regulators, both in the U.S. and globally, as well as self-regulatory organizations, have supervisory responsibility over GETCO’s regulated activities and require GETCO to maintain specified minimum levels of regulatory capital in its broker-dealer subsidiaries. If not properly monitored, regulatory capital levels could fall below the required minimum amounts set by regulators, which could expose GETCO to various sanctions ranging from fines and censure to imposing partial or complete restrictions on its ability to conduct business. In addition, GETCO has borrowing and other arrangements under which it is obligated to maintain minimum levels of regulatory capital and/or net worth. Failure to maintain the minimum levels under borrowing arrangements could result in a requirement for GETCO to promptly repay outstanding balances under these arrangements regardless of the stated maturity or could cause these arrangements to become unavailable to GETCO.

To mitigate the above risks, GETCO continuously evaluates the levels of capital at each relevant entity and adjusts the amounts of capital as necessary to ensure compliance with all external requirements. Guided by a capital stress scenario, GETCO targets minimum levels of excess capital to accommodate expected and unexpected increases in capital requirements, including from expected changes in regulatory rules, and a potential reduction in capital due to financial losses.

Legal Risk

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and standards. GETCO is generally subject to extensive regulation in the different jurisdictions in which GETCO conducts business. Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker-dealer or any of its officers or employees. GETCO’s ability to comply with all applicable laws and rules is largely dependent on its internal system to ensure compliance, as well as its ability to attract and retain qualified compliance personnel. GETCO could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on its business, financial condition and results of operations. To continue to operate and to expand GETCO’s services internationally, GETCO may have to comply with the regulatory controls of each country in which it conducts, or intends to conduct, business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit GETCO’s ability to continue existing international operations and further expand internationally. Changes in laws or government regulations may result in the prohibition or restriction of certain types of activities GETCO may engage in or in the imposition of new or additional requirements that could reduce GETCO’s revenues and earnings. Any future changes in laws or government regulations may make it more difficult or expensive for GETCO to conduct its business and could have a material adverse effect on its business, financial condition and results of operations. GETCO has established procedures based on legal and regulatory requirements that are designed to foster compliance with applicable statutory and regulatory requirements. GETCO has also established procedures that are designed to require that its policies relating to conduct, ethics and business practices are followed.

GETCO is subject to the risk of losses which may arise from litigation or other claims that may arise in connection with the operation of its businesses. GETCO may become involved with commercial disputes with clearing firms, suppliers, landlords or other companies with which it does business, and which may include contractual and commercial risk such as the unenforceability of a counterparty’s performance obligations. GETCO may also be subject to litigation or other claims involving its associates, including claims relating to wages or other compensation, employment discrimination, wrongful termination or similar matters. In addition, GETCO may inadvertently infringe third-party patents or interfere with other third-party intellectual property rights. These third parties could bring claims against GETCO that, even if resolved in its favor, could cause GETCO to incur substantial expenses and, if resolved against GETCO, could additionally cause GETCO to pay substantial damages. Further, if a patent infringement or other suit were brought against GETCO, it could be forced to discontinue certain of its investment activities, which could have a material adverse effect on GETCO’s business.

GETCO’s success depends in part on its ability to obtain and maintain intellectual property protection for its technology and know-how, including proprietary trading algorithms and information technology systems. GETCO relies primarily on trade secrets and other confidential information to maintain its proprietary position. To maintain the confidentiality of trade secrets and proprietary information, GETCO has entered into confidentiality agreements with its associates, consultants and collaborators upon the commencement of their relationships with GETCO. These agreements require that all confidential information developed by the individual or made known to the individual by GETCO during the course of the individual’s relationship with GETCO be kept confidential and not disclosed to third parties. GETCO’s agreements with associates also provide that inventions conceived by the individual in the course of rendering services to GETCO will be GETCO’s exclusive property. Individuals with whom GETCO has these agreements may not comply with their terms. In the event of the unauthorized use or disclosure of GETCO’s trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for its trade secrets or other confidential information. To the extent that GETCO Associates, consultants or contractors use technology or know-how owned by others in their work for GETCO, disputes may arise as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of GETCO’s confidential information. The disclosure of GETCO’s trade secrets could impair its competitive position and could have a material adverse effect on its operating results, financial condition and future growth prospects.

Credit Risk

Credit risk represents the loss that GETCO would incur if a counterparty fails to perform its contractual obligations in a timely manner. There are two types of activities that give rise to credit risk exposures at GETCO: trading operations and cash management/investing activities. With regards to trading operations, GETCO transacts primarily on exchanges with central clearing, so GETCO does not in the normal course of business incur material amounts of credit risk from these operations. However, the volume of trading activity that does expose GETCO to credit risk, namely activity conducted within GETCO’s Execution Services segment, is growing. Regarding GETCO’s cash management investing operations, its business model enables GETCO to hold a large portion of its capital in the form of investable cash, which it invests with banks and money managers. These invested balances expose GETCO to credit risk.

Responsibility for monitoring and controlling GETCO’s trading related counterparty credit risks lies primarily within GETCO’s Global Risk Management function. GETCO’s credit risk function’s process for managing credit risk includes a qualitative and quantitative risk assessment of significant counterparties prior to engaging in business activity, as well as, on an ongoing basis. The review includes formal financial analysis and due diligence when appropriate.

GETCO’s credit risk function is responsible for approving trading counterparties and establishing credit limits to manage credit risk exposure by counterparty. The assigned limits reflect the various elements of assessed credit risk and are revised as warranted to correspond with changes in the counterparties’ credit profiles or GETCO’s risk tolerance. GETCO’s credit risk function communicates counterparty limits to the business areas as well as senior management, and monitors compliance with the established limits.

Responsibility for monitoring and controlling GETCO’s cash management related counterparty credit risks lies principally within its internal treasury function. The treasury function’s process for managing credit risk relies on a combination of qualitative and quantitative inputs. The function also establishes and utilizes maximum concentration guidelines to limit GETCO’s exposure to any single counterparty.

Foreign Currency Risk

As an international organization, GETCO incurs foreign currency exposure as a result of trading instruments, and maintaining assets and liabilities, denominated in currencies other than the U.S. Dollar, primarily the Euro. A portion of these risks are actively hedged, but fluctuations in currency exchange rates could impact GETCO’s results of operations, financial position and cash flows.